Filed pursuant to Rule 424(b)(5)

Registration No. 333-118849

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 28, 2004)

488,888 Shares

Maxwell Technologies, Inc.

Common Stock

We are directly offering 488,888 shares of our common stock to certain purchasers pursuant to this prospectus supplement at a price of $11.25 per share. We will receive gross proceeds of approximately $5,500,000 from the sale of our common stock pursuant to this prospectus supplement before deducting offering expenses.

Our common stock is traded on the Nasdaq National Market under the symbol “MXWL.” The last reported sale price for our common stock on July 11, 2005 was $13.07 per share.

Our business and an investment in the common stock offered pursuant to this prospectus supplement involves significant risks. You should carefully consider each of the risk factors described under the caption “ Risk Factors” beginning on page S-23 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares of common stock to the purchasers through the book-entry facilities of the Depository Trust Company on July 14, 2005.

The date of this prospectus supplement is July 14, 2005.

PROSPECTUS SUPPLEMENT

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SHARES OF COMMON STOCK IN ANY CIRCUMSTANCE UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL. THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS DOCUMENT MAY BE ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS DOCUMENT OR ANY SALE OF COMMON STOCK.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific details of this offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

This prospectus supplement contains forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see “Special Note Regarding Forward-Looking Statements” appearing below and on page 1 of the accompanying prospectus, and the “Risk Factors” beginning on page S-23. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

In this prospectus supplement, “we”, “our”, “ours”, “us”, “Maxwell” and the “Company” refer to Maxwell Technologies, Inc. and our subsidiaries unless the context otherwise requires.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus supplement, the words “believe,” “expect,” “anticipate” and similar expressions, together with other discussion of future trends or results, are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are subject to certain risks and uncertainties, including those discussed below that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this prospectus supplement. All of these forward-looking statements are based on estimates and assumptions made by our management, which, although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Actual results may differ materially and adversely from such statements due to known and unknown factors. The following important factors, among others, could cause our results of operations to be materially and adversely affected in future periods:

•	decline in the domestic and global economy that may delay the development and introduction by our customers of products that incorporate our components and systems;

•	success in the introduction and marketing of new products into existing and new markets;

•	ability to manufacture existing and new products in volumes demanded by our customers and at competitive prices with adequate gross margins;

•	market success of the products into which our products are integrated;

•	ability in growing markets to increase our market share relative to our competitors;

•	ability to successfully integrate our business with operations of businesses we may acquire;

•	ability to finance the growth of businesses with internal resources or through outside financing;

•	ability to produce our products at quality levels demanded by our customers;

•	ability to invent and protect proprietary technology that creates a compelling value proposition for our customers and differentiates our products from those of our competitors;

•	impact of currency exchange rates; and

•	availability of qualified staff.

Many of these factors are beyond our control. There can be no assurance that we will not incur new or additional unforeseen costs in connection with the ongoing conduct of our business. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information that is important to you in deciding whether to invest in our common stock. This summary is not complete and does not contain all of the information you should consider. You should carefully consider all of the information contained, or incorporated by reference in, this prospectus supplement and the accompanying prospectus prior to deciding to invest in our common stock.

Introduction

We develop, manufacture and market highly reliable, cost-effective energy storage and power delivery solutions. Our solutions are designed and manufactured to provide failure-free, maintenance-free performance over the life of the applications into which they are integrated. By satisfying the stringent requirements of such high-value applications, we believe that our products will be able to command higher profit margins than commodity products. We have two manufacturing locations (San Diego, California and Rossens, Switzerland) and focus on the following three lines of high-reliability products:

•	Ultracapacitors: Our primary focus, ultracapacitors, are energy storage devices that possess a unique combination of high power density, extremely long operational life and the ability to charge and discharge very rapidly. Our BOOSTCAP® ultracapacitor cells, multi-cell packs and modules and POWERCACHE® backup power systems provide highly reliable energy storage and power delivery solutions for applications in multiple industries, including consumer and industrial electronics, transportation and telecommunications.

•	High-Voltage Capacitors: Our CONDIS® high-voltage capacitors are extremely robust devices that are designed and manufactured to perform reliably for decades in all climates. These products include grading and coupling capacitors and capacitive voltage dividers that are used to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy.

•	Radiation-Mitigated Microelectronic Products: Our RADPAK® radiation-mitigated microelectronic products include high-performance, high-density power modules, memory modules and single board computers that incorporate proprietary packaging and shielding technology and novel architectures that enable them to withstand environmental radiation effects and perform reliably in space.

In keeping with this strategic focus on high-value, high-margin product lines, over the past several years we have exited several non-strategic, low-margin businesses. These efforts culminated in the sale of our Winding Equipment product line in December 2003, and the phase-out of low-margin magnetics-based power systems products, which was completed in the first quarter of 2004. As a result of these actions and other divestitures from 2002 through 2004, we have reduced operating expenses, improved efficiency and intensified our focus on our core high-reliability product lines.

General Overview of Business

Each of our high-reliability electronic component product lines addresses a distinct industry or, in the case of our ultracapacitor products, a group of distinct industry segments.

Ultracapacitors

Ultracapacitors offer innovative, cost-effective energy storage and power delivery solutions for a wide range of electronic applications by bringing together in a single component both energy storage characteristics generally found in batteries and power delivery characteristics generally found in electrolytic capacitors. For example, although batteries store far more electrical energy than ultracapacitors, they cannot deliver that energy as rapidly and efficiently as an ultracapacitor. Conversely, although electrolytic capacitors can deliver bursts of high power very rapidly, they cannot sustain that power delivery even for a full second because they have extremely limited energy storage capacity. Also, unlike batteries, which produce electrical energy through a chemical reaction that depletes their energy generation capability within a few thousand charge/discharge cycles, ultracapacitors’ energy storage and power delivery mechanisms involve no chemical reaction, so they can be charged and discharged hundreds of thousands of times with minimal performance degradation. This ability to store energy, deliver bursts of power and perform reliably for years without maintenance makes ultracapacitors an attractive option for a wide range of power-hungry devices and systems.

Ultracapacitors have been designed into and are ramping to commercial production volumes in industrial electronics applications, including wind turbines and automated meter reading systems and other devices that incorporate wireless transmitters. Potential end-users in the telecommunications and cable television industries currently are testing and evaluating our multi-cell POWERCACHE® ultracapacitor-based systems to replace batteries as the short-term bridge power element of uninterruptible power supply (UPS) back-up power systems. Based on potential volumes, we believe that the transportation industry ultimately represents the largest market opportunity for ultracapacitors. These applications include distributed power nodes to support electronic subsystems including door switches, power steering and brakes and electric air-conditioning, as well as braking energy recapture and torque-assist systems for hybrid-electric buses, trucks and autos and electric rail vehicles.

High-Voltage Capacitors

High-voltage grading and coupling capacitors are used mainly in the electric utility industry. These devices prevent high-voltage arcing that can damage switches, circuit breakers, step-down transformers and other equipment responsible for the transport, distribution and measurement of high-voltage electrical energy in electric utility infrastructure. The market for these products consists of expansion and upgrading of existing infrastructure and the installation of new infrastructure in developing countries. Such installations are capital-intensive and frequently are subject to regulation, availability of government funding and general economic conditions. For example, while North America has the world’s largest installed base of electric utility infrastructure, and has begun to experience more frequent power interruptions and supply problems, utility deregulation, government budget deficits, and other factors have depressed capital spending in what normally would be expected to be a very large market for utility infrastructure components. However, projects to meet growing demand for electrical energy in developing countries, such as the Three Gorges Dam in China, continue to drive global demand for high-voltage capacitors.

Radiation-Mitigated Microelectronics

Radiation-mitigated microelectronic products are used almost exclusively in the space and satellite industry. Because satellites and spacecraft are extremely expensive to manufacture and launch and space missions often span years or even decades, and because it is impractical or impossible to repair or replace malfunctioning parts, the industry demands electronic components that are virtually failure-free. As satellites and spacecraft routinely encounter ionizing radiation from solar flares and other natural sources, these components must be able to withstand such radiation and continue to perform reliably. For that reason, until recently, suppliers of components for space applications used only special radiation-hardened silicon in the manufacture of such components. However, since the space market is relatively small and the process of producing “rad-hard” silicon is very expensive, only a few government-funded wafer fabrication facilities are capable of producing this material. In addition, because it takes several years to produce a rad-hard version of a new semiconductor, components using rad-hard silicon typically are several generations behind their current commercial counterparts in terms of density, processing power and functionality.

To address the performance gap between rad-hard and commercial silicon and provide components with both increased functionality and much higher processing power, a few specialty components suppliers have developed shielding, packaging, and other novel radiation mitigation techniques that allow sensitive commercial semiconductors to withstand space radiation effects and perform as reliably as rad-hard parts. Although this market is limited in size, the value proposition for high-performance, radiation-tolerant components enables these specialty suppliers to generate profit margins significantly higher than those for commodity electronic components.

The Offering

Common stock offered by us	488,888 shares

Common stock to be outstanding after this offering	16,257,150 shares (1)

Use of proceeds	We will use the net proceeds of this offering for working capital and general corporate purposes.

Nasdaq National Market Symbol	MXWL

(1)	The number of shares to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2005, excluding 1,863,012 shares issuable upon the exercise of outstanding options to purchase shares of common stock held by employees, management and directors.

RECENT DEVELOPMENTS

First Quarter Results - Financial Statements

Our first quarter 2005 results are shown in the condensed consolidated financial statements below. The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s latest annual report on Form 10-K.

In the opinion of the Company, these unaudited statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the consolidated financial position of Maxwell Technologies, Inc. and subsidiaries as of March 31, 2005, and the consolidated results of their operations and cash flows for the three months then ended.

The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for any subsequent period or for the entire year.

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$9,545	$10,740
Investments in marketable securities	3,109	2,055
Trade and other accounts receivable, net	6,415	6,911
Inventories, net	8,191	8,105
Prepaid expenses and other current assets	1,208	921

Total current assets	28,468	28,732
Property and equipment, net	10,055	10,892
Other intangible assets, net	1,777	1,891
Goodwill	20,061	21,101
Prepaid pension asset	5,141	5,060
Other non-current assets	—	50

	$65,502	$67,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,173	$7,291
Accrued warranty	707	701
Accrued employee compensation	1,773	1,591
Short-term borrowings and current portion of long-term debt	1,858	1,970
Deferred tax liability	407	357
Net liabilities of discontinued operations	845	1,045

Total current liabilities	13,763	12,955
Deferred tax liability	1,235	1,167
Long-term debt, excluding current portion	767	813
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 15,768 and 15,695 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	1,577	1,569
Additional paid-in capital	126,890	126,317
Accumulated deficit	(83,472)	(81,306)
Accumulated other comprehensive income	4,742	6,211

Total stockholders’ equity	49,737	52,791

	$65,502	$67,726

See accompanying notes to condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net revenues:	$9,785	$9,873
Cost of sales	6,996	6,915

Gross profit	2,789	2,958
Operating expenses (income):
Selling, general and administrative	3,291	2,767
Research and development	1,750	1,218
Amortization of other intangibles	19	19
Gain on sale of property and equipment	—	(7)

Total operating expenses	5,060	3,997

Loss from operations	(2,271)	(1,039)
Interest income, net	39	52
Other income, net	173	12

Loss from continuing operations before income taxes	(2,059)	(975)
Income tax provision	144	—

Loss from continuing operations	(2,203)	(975)
Income from discontinued operations, net of tax	37	390

Net loss	$(2,166)	$(585)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.14)	$(0.07)
Income from discontinued operations, net of tax	—	0.03

Net loss per share	$(0.14)	$(0.04)

Shares used in computing net loss per common share—basic and diluted	15,716	14,386

See accompanying notes to condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating activities:
Loss from continuing operations	$(2,203)	$(975)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	991	872
Gain on sale of property and equipment	—	(7)
Provision for losses on accounts receivable	115	36
Changes in operating assets and liabilities:
Trade and other accounts receivable	177	(966)
Inventories	(271)	(64)
Prepaid expenses and other assets	(415)	223
Deferred income taxes	130	(3)
Accounts payable and accrued liabilities	1,095	(1,033)
Accrued employee compensation	211	95

Net cash used in operating activities	(170)	(1,822)

Investing activities:
Purchases of property and equipment	(384)	(544)
Proceeds from sale of property and equipment	—	17
Redemptions of marketable securities	252	176
Purchases of marketable securities	(1,253)	(151)

Net cash used in investing activities	(1,385)	(502)

Financing activities:
Principal payments on long-term debt and short-term borrowings	(1,691)	(872)
Proceeds from long-term and short-term borrowings	1,691	972
Proceeds from issuance of company stock	580	787

Net cash provided by financing activities	580	887

Decrease in cash and cash equivalents from continuing operations	(975)	(1,437)
Net cash (used in) provided by discontinued operations	(163)	271
Effect of exchange rate changes on cash and cash equivalents	(57)	(135)

Decrease in cash and cash equivalents	(1,195)	(1,301)
Cash and cash equivalents, beginning of period	10,740	9,784

Cash and cash equivalents, end of period	$9,545	$8,483

Supplemental disclosures of cash flow information:
Cash paid for interest	$53	$8

See accompanying notes to condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

Note 1 – Description of Business.

Maxwell Technologies, Inc. is a Delaware corporation and is a developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications.

Unless the context otherwise requires, all references in these notes to financial statements to “Maxwell,” the “Company,” “we,” “us,” and “our” refer to Maxwell Technologies, Inc. and its subsidiaries; all references to “Maxwell SA” refer to our European Subsidiary, Maxwell Technologies, SA, all references to “Electronic Components Group” refer to our former subsidiary, Maxwell Electronic Components Group, Inc., which has been merged into Maxwell; all references to “I-Bus/Phoenix” refer to our subsidiary, I-Bus/Phoenix, Inc., and its subsidiaries; and all references to “PurePulse” refer to our non-operating subsidiary, PurePulse Technologies, Inc.

Note 2 – Summary of Significant Accounting Policies.

Basis of Presentation

The condensed consolidated financial statements include the accounts of Maxwell Technologies, Inc. and its subsidiaries. All significant intercompany transactions and account balances are eliminated in consolidation.

In the opinion of management of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows of Maxwell Technologies, Inc. for all periods presented. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for any subsequent period or for the entire year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s latest annual report on Form 10-K. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been condensed or omitted.

The Company’s defense contracting business, which was sold in March 2001, and its PurePulse business, which was discontinued in September 2002, each of which was previously reported as a separate segment, have been classified as discontinued operations in the accompanying condensed consolidated financial statements (Note 5). Our Winding Equipment segment, which was sold in December 2003, and which was recorded as continuing operations through the first quarter of fiscal year 2004, has now been reclassified as discontinued operations. As a result of the reclassification of the Winding Equipment business, the Company is operating as a single reportable segment.

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Estimates have been prepared on the basis of the most current information available. These estimates include assessing the collectability of accounts receivable, the usage and recoverability of inventories and long-lived assets, the estimation of loss contracts, the incurrence of losses on warranty costs and vacant leased facilities, and the valuation of deferred tax assets. We have net deferred tax assets before our valuation allowance, which are still available for us to use in the future to offset taxable income. The markets for most of the Company’s products are extremely competitive and are characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. As a result of these issues noted and other factors, actual results could differ from the estimates used by management.

Certain prior period amounts have been reclassified to conform to the current period presentation. The Company’s fiscal quarters end on the last day of the calendar month on March 31, June 30, September 30, and December 31.

Revenue Recognition

We derive substantially all of our revenue from the sale of manufactured products. Such revenue is typically recognized as products are shipped and title passes to the customer. License fee revenue is recognized when the performance requirements have been met, the fee is fixed or determinable, and collection of fees is probable. In general, we do not offer discounts and there is no right of return. We do not provide installation services or incur-post-sale obligations other than product warranty, which is accrued for at the time of sale. We also derive revenue on a percentage of completion basis for a product development contract. Those revenues, including estimated profits, are recognized as costs are incurred and include provisions for any anticipated losses.

Computation of Net Loss per Common Share

Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted loss per share is calculated on the basis of the weighted average number of common shares outstanding plus the dilutive effect of outstanding stock options of the Company, assuming their exercise using the “treasury stock” method. The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share data):

	Three Months Ended March 31,
	2005	2004
Numerator
Basic:
Loss from continuing operations	$(2,203)	$(975)
Income from discontinued operations, net of tax	37	390

Net loss	$(2,166)	$(585)

Denominator
Basic:
Weighted average shares outstanding	15,716	14,386
Diluted:
Effect of dilutive securities:
Common stock options	—	—

Total weighted average common and potential common shares outstanding	15,716	14,386

Basic and diluted net loss per share:
Loss from continuing operations	$(0.14)	$(0.07)
Income from discontinued operations, net of tax	—	0.03

Basic and diluted net loss per share	$(0.14)	$(0.04)

For the three-month periods ended March 31, 2005 and 2004, incremental equivalent shares under common stock options of 588,345 and 660,196, respectively, were not included in the computation of diluted earnings per share as their impact would have been anti-dilutive.

Stock Option Plans

The Company has adopted the disclosure only provisions of Statement No. 123 of the Financial Accounting Standards Board (“FASB”), Accounting for Stock-Based Compensation (“Statement No. 123”) as amended by Statement of Financial Accounting Standard (“SFAS”) No. 148, Accounting for Stock Based Compensation – Transitions and Disclosure. In accordance with the provisions of Statement No. 123, the Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans, and accordingly, no compensation expense has been recognized for stock options granted in the quarters ended March 31, 2005 and 2004. If the Company had elected to recognize compensation cost based on the fair value method prescribed by Statement No. 123, the Company’s net loss and net loss per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Three Months Ended March 31,
	2005	2004
Net loss as reported	$(2,166)	$(585)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(359)	(2,893)

Pro forma net loss	$(2,525)	$(3,478)

Net loss per share:
Basic and diluted-as reported	$(0.14)	$(0.04)
Basic and diluted-pro forma	$(0.16)	$(0.24)

The pro forma adjustments shown above are not indicative of future period pro forma adjustments when the calculation will reflect all applicable stock options. The fair value of Company options at the date of grant was estimated using the Black-Scholes option-pricing model with assumptions as follows:

Three Months Ended	Risk-Free Interest Rates	Dividend Yields	Volatility Factors	Weighted- Average Expected Terms
March 31, 2005	3.9%	—	61%	4 years
March 31, 2004	3.0%	—	59%	5 years

Note 3 – Balance Sheet Details.

Inventories

Inventories consisted of the following (in thousands):

	March 31,
	2005	2004
Inventories:
Raw materials and purchased parts	$5,401	$5,454
Work-in-process	2,496	1,574
Finished goods	4,464	5,104
Inventory reserve	(4,170)	(4,027)

	$8,191	$8,105

Other Intangible Assets

As of March 31, 2005:	Gross Carrying Value	Accumulated Amortization	Foreign Currency Adjustment	Net Carrying Value
Developed core technology	$1,100	$(337)	$215	$978
Patents	988	(189)	—	799

	$2,088	$(526)	$215	$1,777

Goodwill

The change in the carrying amount of goodwill from December 31, 2004 to March 31, 2005 is as follows (in thousands):

Balance at December 31, 2004	$21,101
Foreign currency translation adjustments	(1,040)

Balance at March 31, 2005	$20,061

Warranty Reserve

We generally provide a warranty to our customers for one to two years in the normal course of business. We accrue for the estimated warranty costs at the time of shipment. The estimated warranty liability is calculated based on historical warranty costs and the historical time frame such costs are paid within plus any known warranty exposure.

The following table sets forth an analysis of the warranty reserve activity for the quarter ended March 31, 2005 and year ended December 31, 2004, respectively (in thousands):

	March 31, 2005	December 31, 2004
Accrued Warranty:
Beginning balance	$701	$1,262
New product warranties	203	489
Settlement of warranties	(35)	(746)
Other changes / adjustments to warranties	(162)	(304)

Ending balance	$707	$701

Note 4 – Comprehensive Income.

The components of other comprehensive loss are as follows (in thousands):

	Three Months Ended March 31,
	2005	2004
Net loss	$(2,166)	$(585)
Foreign currency translation adjustments	(1,468)	(826)
Unrealized loss (gain) on securities	(1)	1

Comprehensive loss	$(3,635)	$(1,410)

Note 5 – Discontinued Operations.

As part of a sale of the Company’s defense contracting business in 2001, the Company retained certain leases and lease obligations expiring in 2006. As of March 31, 2005, the net lease obligations are $530,000 and run through 2006, of which $484,000 has been reserved. The owner of the vacant facility is actively marketing the property for sale or lease. Additional reserves may be required if these marketing activities do not result in a sale or lease before the end of 2005.

In September 2002, the Company decided to suspend the operations of its PurePulse Technologies, Inc. subsidiary. PurePulse had been designing and developing systems that generate extremely intense, broad-spectrum, pulsed light to purify water and inactivate viruses and other pathogens that contaminate vaccines and products sourced from human or animal tissues, such as plasma derivatives, transfusion blood components and biopharmaceuticals. The Company plans to preserve its intellectual property and certain other technology assets for a possible future sale of such assets.

In December 2003, the Company’s Maxwell Technologies, SA subsidiary sold all fixed assets, substantially all inventory except work in process inventory, and all warranty and employee agreement obligations of its Metar Winding Equipment business segment located in Matran, Switzerland to Metar SA, a new company whose principal shareholder is a former CEO of Montena SA. The new Metar company completed during January through June 2004 certain work in progress related to customer orders received by Maxwell Technologies, SA before the date of sale. The Company concluded its continuing involvement in the Winding Equipment business in the second quarter of 2004 with shipment of the final Metar product order owned by the Company. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations related to the Winding Equipment business, which was recorded as continuing operations through the first quarter of 2004, have been reclassified as discontinued operations for the first quarter of 2004.

Operating results of the discontinued operations are shown separately, net of tax, in the accompanying consolidated statements of operations. The businesses included in discontinued operations had no sales and sales aggregating $704,000 in the quarters ended March 31, 2005 and 2004, respectively. These amounts are not included in net sales in the accompanying consolidated statements of operations.

Note 6 – Related Parties.

We transact business with one company considered to be a related party. Our Swiss subsidiary, Maxwell SA, leases its facility from Montena SA, which owns approximately 16% of the Company’s stock. Mr. Jose Cortez is the CEO of Montena SA and is a member of the Maxwell Technologies, Inc. board of directors. The amount of lease payments paid to Montena SA during the quarters ended March 31, 2005 and 2004 were $207,000 and $199,000, respectively.

Note 7 – Legal Proceedings.

We have been named as a defendant in a suit filed on March 4, 2004 in the Superior Court of the State of California for the County of San Luis Obispo. This suit, Edmonds vs. I-Bus/Phoenix, Inc., was filed by the plaintiff on his behalf and alleges damages concerning the repurchase of I-Bus/Phoenix, Inc. shares. While the Company’s legal counsel cannot express an opinion on this matter, management believes that any liability of the Company that may arise out of or with respect to this matter will not materially adversely affect the consolidated financial position, results of operations or cash flows of the Company.

Note 8 – Short-Term and Long-Term Borrowing.

Maxwell SA, our European subsidiary, has a 2.0 million Swiss Francs (approximately $1.7 million as of March 31, 2005) credit agreement with a Swiss bank. Borrowings under the credit agreement bear interest at 2.52%. Borrowings under the credit agreement are secured by the assets of Maxwell SA. As of March 31, 2005, the full amount of the credit line was drawn.

In March 2005, we renewed our $3.0 million U.S. credit line on substantially the same terms as the prior credit line. This line is secured by accounts receivable and assets of the Company and bears interest at the bank’s prime rate plus 1.75%, but subject to a minimum interest rate of 5.75%. The agreement requires us to maintain a minimum tangible net worth of $20.5 million plus 50% of any consideration from future equity and debt transactions plus 50% of net income in each fiscal quarter after the date of the agreement. As of March 31, 2005, none of the U.S. credit line was drawn.

Maxwell SA has a term loan with a maximum draw of 1.15 million Swiss Francs (approximately $958,000 as of March 31, 2005) for financing the acquisition of specific capital equipment. Borrowings under the term loan are secured by the equipment being purchased. This credit agreement bears interest at the Swiss inter-bank borrowing rate plus 2.0%. The term loan can be borrowed in quarterly advances up to the maximum draw and repaid over one to five years. As of March 31, 2005, the full amount of the credit agreement was drawn. The interest rate on the funds borrowed at March 31, 2005 was 3.76%.

Maxwell SA requires advances from customers for certain product lines and issues bank guarantees that give the customer the right of return on their advance if the product is not delivered by a specific date. As of March 31, 2005, we had issued guarantees of approximately $54,000 related to these product arrangements, most of which we expect to ship to customers in 2005.

Note 9 – Defined Benefit Plan.

We have a retirement plan for our Swiss subsidiary that is classified as a defined benefit pension plan. The pension benefit is based on compensation, length of service and credited investment earnings. The plan guarantees both a minimum rate of return as well as minimum annuity purchase rates. The Company’s funding policy with respect to the pension plan is to contribute the amount required by Swiss law, using the required percentage applied to the employee’s compensation. There is no offset provision based on the obligation level of the fund. In addition, the employee is required to contribute an identical amount to the pension plan. This plan has a measurement date of December 31. We adopted the provisions of SFAS No. 132R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, in December 2003. Components of the net periodic benefit cost were as follows (in thousands):

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Service cost	$54	$89
Interest cost	92	124
Expected return on plan assets	(226)	(236)
Net loss/(gain) amortization	(1)	—

Net periodic benefit	$(81)	$(23)

Total employer contributions paid during the three-month periods ended March 31, 2005 and 2004 were $72,000 and $68,000, respectively. Additional employer contributions of approximately $217,000 are expected to be paid during the remainder of fiscal 2005.

Note 10 – Contingencies.

The Company is the subject of a government audit of a business sold in 2001. A contract, not assumed by the acquirers of the Company’s former defense contract business, entered in 1990 and completed in the late 1990s is currently being audited by the Defense Department’s auditing services. The Company has submitted documentation supporting approximately $550,000 of costs charged to the contract. The Company believes that such costs were properly charged.

The Defense Department’s auditing services is auditing a contract entered into in 1995 and completed in 1999 by a company purchased by our Microelectronics group. The Company has requested a release of liability from the prime contractor. There is no assurance that such a release will be obtained and the Company will not incur some liability.

The Company enters into indemnification agreements in the ordinary course of business in which the indemnified party is held harmless and is reimbursed for losses incurred from claims by third parties. In connection with divestitures of certain assets or businesses, the Company often provides indemnities to the buyer with respect to certain matters including, for example, environmental liabilities and unidentified liabilities related to periods prior to the disposition. Due to the uncertain nature of the indemnities, the maximum liability cannot be quantified. Liabilities for obligations are recorded where appropriate and when they are probable and can be reasonably estimated. Historically, the Company has not made significant payments for these obligations.

Note 11 – Stock Activity.

During the three months ended March 31, 2005, 73,634 shares were issued pursuant to the Company’s stock purchase plan and exercises of stock options.

Management’s Discussion and Analysis of Results of Operations and Financial Condition

Unless the context otherwise requires, all references in this Management’s Discussion and Analysis Section to “Maxwell,” the “Company,” “we,” “us,” and “our” refer to Maxwell Technologies, Inc. and its subsidiaries; all references to “Maxwell SA” refer to our European Subsidiary, Maxwell Technologies, SA, all references to “Electronic Components Group” refer to our former subsidiary, Maxwell Electronic Components Group, Inc., which has been merged into Maxwell; all references to “I-Bus/Phoenix” refer to our subsidiary, I-Bus/Phoenix, Inc., and its subsidiaries; and all references to “PurePulse” refer to our non-operating subsidiary, PurePulse Technologies, Inc.

Executive Summary

We begin Management’s Discussion and Analysis of Financial Condition and Results of Operations with an overview of our business and strategic plan. Subsequently, we provide a summary of some of the highlights from the quarter ended March 31, 2005, followed by a discussion of the different aspects of our business. We then proceed, on page S-16, to discuss our results of operations for the quarter ended March 31, 2005 compared with the quarter ended March 31, 2004. Thereafter, beginning on page S-18, we provide an analysis of changes in our balance sheet and cash flows, and discuss our capital requirements and financing activities in the section entitled “Liquidity and Capital Resources.” Beginning on page S-20, we discuss our critical accounting policies, the impact of inflation on our business and new accounting pronouncements.

It should be noted that the following discussion and the historical information included therein contain forward-looking statements that are subject to risks and uncertainties, including estimates based on our judgment in assessing the collectability of accounts receivable, the usage and recoverability of inventories and long-lived assets, the estimation of loss contracts, the incurrence of losses on warranty costs and vacant leased facilities and the valuation of deferred tax assets. In addition, our estimation of liquidity for fiscal year 2005 may be significantly different than our actual results. Negative changes in revenues will affect our estimation in cost of sales, research and development, selling, general and administrative and other aspects of our business.

Overview

Maxwell Technologies, Inc. is a Delaware corporation headquartered in San Diego, CA, that originally incorporated in 1965 under the name “Maxwell Laboratories, Inc.” In 1996, we changed our name to Maxwell Technologies, Inc. We develop and manufacture innovative, cost-effective energy storage and power delivery solutions.

Maxwell operates as one business segment called High Reliability, which has two manufacturing locations (San Diego, California and Rossens, Switzerland) and is comprised of three product lines:

•	Ultracapacitors: Our primary product, ultracapacitors, includes our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems, which provide highly reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications.

•	High-Voltage Capacitors: Our CONDIS® high-voltage grading and coupling capacitors are used in electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy.

•	Radiation-Mitigated Microelectronic Products: Our RADPAK® radiation-mitigated microelectronic products include power modules, memory modules and single-board computers for applications in the space and satellite industries.

We aim to design and manufacture our products to perform reliably for the life of the products and systems into which they are integrated. We seek to achieve high reliability through the application of proprietary technologies and rigorously controlled design, development, manufacturing and test processes. This high reliability strategy emphasizes the development and marketing of products that enable us to achieve higher profit margins than commodity electronic components and systems.

During the year ended December 31, 2004, we completed the discontinuance of our Winding Equipment product line segment, which was sold in December 2003, with the shipment of the final product order that we were obligated to fulfill. Therefore, the financial statements for the three-month period ended March 31, 2004 include the reclassification of the Winding Equipment product line segment to discontinued operations.

Highlights of the Quarter Ended March 31, 2005

We reported a net loss for the three-month period ended March 31, 2005 of approximately $2.2 million, or $0.14 per diluted share, versus a net loss of $585,000, or $0.04 per diluted share, for the three months ended March 31, 2004.

During the three months ended March 31, 2005, we continued to focus on developing strategic alliances, introducing new products, reducing product costs, and increasing revenue. Some of these efforts are described below:

•	In February 2005, Northrop Grumman Space Technology (NGST) selected Maxwell’s SCS750 single board computer for spacecraft control and payload data management for the National Polar-orbiting Operational Environmental Satellite System (NPOESS).

•	In March 2005, we received approval from the United States Advanced Battery Consortium (USABC) to commence development of a compact, low-cost, high-performance, 48-volt ultracapacitor-based electrical energy storage module for applications in passenger vehicles.

Results of Operations- Quarter Ended March 31, 2005 Compared with Quarter Ended March 31, 2004

Total Revenue

Total revenue for the three months ended March 31, 2005 was approximately $9.8 million. Revenue for the three months ended March 31, 2004 was approximately $9.9 million including the final $1 million payment of a total of $5 million in license fees received from Yeong-Long Technologies, Inc. (“YEC”) in exchange for the right to manufacture our BOOSTCAP® ultracapacitors in China. Also included in the first quarter 2004 revenue was approximately $1.0 million from our magnetics-based Power Systems products that were phased out during 2004. Therefore, excluding the revenue from YEC and magnetics-based Power Systems, revenue from continuing product lines for the first quarter of 2004 was approximately $7.9 million. The increase in revenue from all three product lines within our High Reliability segment in 2005 compared with the same period in 2004, including the YEC license fees, was approximately $932,000 or 11%. Included in the first quarter 2005 revenue was approximately $1.1 million of revenue from two contracts recently awarded to us. One is a development program for USABC, the other is a fixed fee contract where revenue is being recognized under the percentage of completion method of accounting.

Gross Profit

For the three months ended March 31, 2005 and 2004, gross profit was approximately $2.8 million and $3.0 million, which represented 29% and 30% of revenue, respectively. Gross profit excluding YEC license fees was approximately $2.0 million, or 22% of sales, for the three months ended March 31, 2004. There are numerous factors that can influence gross profit including product mix, pricing, volume, warranty costs and charges related to excess and obsolete inventory. Excluding the license fee, the gross margin improvement was primarily from our Swiss operations. We recorded reserves of approximately $572,000 and $500,000 in the first quarter of 2005 and 2004, respectively, for ultracapacitor orders received that were priced below our current product cost.

Total Operating Expenses

Total operating expenses were approximately $5.1 million for the three months ended March 31, 2005, compared with approximately $4.0 million for the same period in 2004. Operating expenses for the three months ended March 31, 2005 were approximately 52% of revenue compared with 40% of revenue for the same period in 2004. The increase in operating expenses is explained below.

Operating Expenses—Q1 2005 vs. Q1 2004

(Dollars in Thousands)

	Q1 2005	Q1 2004	Change
Research and development	$1,750	$1,218	44%
Percentage of net revenues	18%	12%	6 Pts
Selling, general and administrative	$3,291	$2,767	19%
Percentage of net revenues	34%	28%	6 Pts
Intangible assets amortization	$19	$19	0%

Selling, General & Administrative (SG&A) Expense

Selling, general and administrative (SG&A) expenses were approximately $3.3 million for the three months ended March 31, 2005, compared with $2.8 million for the three months ended March 31, 2004. As a percentage of revenues, SG&A expenses increased to 34% for the three months ended March 31, 2005 from 28% for the three months ended March 31, 2004. The approximately $500,000 increase is primarily related to increased costs associated with Sarbanes-Oxley compliance activities.

Research & Development (R&D) Expense

Research and development (R&D) expenses were approximately $1.8 million for the three months ended March 31, 2005 as compared with approximately $1.2 million for the same period in 2004. As a percentage of revenue, R&D expense was 18% for the three months ended March 31, 2005 compared with 12% for the same period in 2004. The increase in the R&D expense related primarily to increased costs associated with the development of a single board computer in our microelectronics product line and an increase in R&D headcount at our Swiss subsidiary.

Loss From Continuing Operations Before Income Taxes

The loss from continuing operations before income taxes increased to approximately $2.1 million, or 21% of revenue for the three months ended March 31, 2005 compared with $975,000, or 10% of revenue for the same period in 2004. The increase is primarily related to the increase in certain expenses as described above.

Provision For Income Taxes

We recorded a provision for income taxes of $144,000 for the three months ended March 31, 2005 compared with no income tax provision or benefit for the three months ended March 31, 2004. The tax provision for the first quarter of 2005 is the result of our Swiss subsidiary having profitable operations.

Unremitted earnings of foreign subsidiaries have been included in the consolidated financial statements without giving effect to the United States taxes that may be payable on distribution to the United States because it is not anticipated such earnings will be remitted to the United States. If remitted, the additional United States taxes paid would not be material.

Discontinued Operations

In December 2003, Maxwell SA (our Swiss subsidiary formerly known as Montena Components Ltd.) sold all of the fixed assets, substantially all inventory, and all warranty and employee agreement obligations of its Winding Equipment business, located in Matran, Switzerland, to Metar SA, a new company formed by the former CEO of

Montena Components Ltd. and a Metar SA employee. The business was sold for $324,000, and we recognized a loss on disposal, net of tax, of $529,000. The new Metar company completed during January through June 2004 certain work in progress related to customer orders received by Maxwell SA before the date of sale. We concluded our continuing involvement in the Winding Equipment business in the second quarter of 2004 with the shipment of the final Metar product order that we were obligated to fulfill. The results of operations related to the Winding Equipment business which was recorded as continuing operations through the first quarter of 2004 have been reclassified as discontinued operations for the first quarter of 2004. The Winding Equipment business had sales of $592,000 and cost of sales of $152,000 during the first quarter of 2004, which is reflected in income from discontinued operations.

In March 2001, we sold our Government Systems business for $20.7 million and recorded a gain of $1.1 million, net of a $2.7 million provision mainly related to ongoing lease obligations. As of March 31, 2005 and December 31, 2004, the remaining lease obligation, which expires in April 2006, is $530,000, with a reserve provision of $484,000, and $650,000, with a reserve portion of $608,000, respectively.

Liquidity and Capital Resources

Changes in Cash Flow

During the three months ended March 31, 2005, we used $170,000 of cash in operating activities that included the receipt of a mispayment from a customer of approximately $1.7 million, as compared with approximately $1.8 million of cash used in operating activities during the same period in 2004. The reduction in the cash used in operating activities for the three months ended March 31, 2005 compared with the same period of the prior year is a result of: an increase in the loss from continuing operations of approximately $1.2 million; reduced by an increase in non-cash items such as depreciation and amortization and provision for losses on accounts receivable; and reduced by an improvement in the net changes in operating assets and liabilities. The improvement in changes in operating assets and liabilities was largely a result of the approximately $1.7 million mispayment from a customer. The $1.7 million customer mispayment will have a negative effect in the period in which it is repaid.

Investments in marketable securities increased to approximately $3.1 million at March 31, 2005 from approximately $2.1 million at December 31, 2004 as a result of the investment of approximately $1.3 million of existing cash and cash equivalents into marketable securities offset by redemptions of approximately $252,000.

Net accounts receivable decreased to approximately $6.4 million at March 31, 2005 from approximately $6.9 million at December 31, 2004 due primarily to improved collections in the first quarter of 2005.

Prepaid expenses and other current assets were approximately $1.2 million compared with $921,000 at December 31, 2004. The increase was primarily due to annual insurance premiums that were paid in the first quarter of 2005.

Goodwill decreased by approximately $1.0 million from approximately $21.1 million at December 31, 2004 to approximately $20.1 million at March 31, 2005 as a result of the foreign currency translation adjustment.

Accounts payable and other accrued liabilities were approximately $8.2 million at March 31, 2005 compared with approximately $7.3 million at December 31, 2004. The increase is primarily due to an approximately $1.7 million mispayment from a customer received in the first quarter of 2005 as discussed above which was partially offset by a reduction of approximately $800,000 of other current liabilities.

Liquidity

The restructuring plan that we started in 1999 was completed in early 2004. We began realizing the benefit of our restructuring effort during 2004. All indicators such as productivity, lower product cost and new product introductions have increased. The reduction of overhead and increased productivity should continue to improve our gross margins in 2005. In March 2005, we renewed our $3.0 million line of credit from a U.S. bank that is available for working capital needs; the line has not been used to date. We also have a line of credit for 2.0 million Swiss Francs (approximately $1.7 million at March 31, 2005) from a Swiss bank for working capital in Switzerland. The line was fully used as of March 31, 2005. We had $9.5 million in cash, which included an approximate $1.7 million mispayment from a customer, and $3.1 million in investments in marketable securities as of March 31, 2005. We also have a 1.15 million Swiss Francs (approximately $958,000 as of March 31, 2005) term loan from a Swiss bank for capital equipment purchases, all of which was utilized as of March 31, 2005. We have a shelf registration statement on Form S-3 on file with the Commission. We raised approximately $10.1 million, net of offering expenses, in November 2004 from the sale of shares of common stock that were registered pursuant to the shelf registration statement. We intend, through the offering contemplated by this prospectus supplement, to utilize the entire amount of funds remaining available under the shelf registration statement (approximately $5.5 million). We believe the liquidity provided by the existing cash and cash equivalents and investments in marketable securities, borrowings available under our lines of credit and funds raised in this offering, will provide sufficient capital to fund our capital equipment and working capital requirements and potential operating losses for more than the next 12 months. Failure to achieve expected cash flows from operating activities or to obtain additional debt or equity investments, if necessary and if available, would have a material adverse effect on us and our projected liquidity.

Short-term and Long-term Borrowings

Short-term Borrowings

Maxwell SA, our European subsidiary, has a 2.0 million Swiss Francs (approximately $1.7 million as of March 31, 2005) credit agreement with a Swiss bank. Borrowings under the credit agreement bear interest at 2.52%. Borrowings under the credit agreement are secured by the assets of Maxwell SA. As of March 31, 2005, the full amount of the credit line was drawn.

Maxwell SA requires advances from customers for certain product lines and issues bank guarantees that give the customer the right of return on their advance if the product is not delivered by a specific date. As of March 31, 2005, we had issued guarantees of approximately $54,000 related to these product arrangements, most of which we expect to ship to customers in 2005.

In March 2005, we renewed our $3.0 million U.S. credit line on substantially the same terms as the prior credit line. This line is secured by accounts receivable and assets of the Company and bears interest at the bank’s prime plus 1.75%, but subject to a minimum interest rate of 5.75%. The agreement requires us to maintain a minimum tangible net worth of $20.5 million plus 50% of any consideration from future equity and debt transactions plus 50% of net income in each fiscal quarter after the date of the agreement. As of March 31, 2005, none of the U.S. credit line was drawn.

Long-term Borrowings

Maxwell SA has a term loan with a maximum draw of 1.15 million Swiss Francs (approximately $958,000 as of March 31, 2005) for financing the acquisition of specific capital equipment. Borrowings under the term loan are secured by the equipment being purchased. This credit agreement bears interest at the Swiss inter-bank borrowing rate plus 2.0%. The term loan has been drawn to the maximum amount and is being repaid in annual installments over five years. The interest rate on the funds borrowed at March 31, 2005 was 3.76%.

Contractual Obligations

The following table identifies significant contractual obligations outstanding as of March 31, 2005 (in thousands):

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations (1)	$5,318	$1,611	$3,503	$204	$—
Purchase commitments (2)	3,307	3,307	—	—	—
Debt obligations (3)	2,625	1,858	767	—	—

Total	$11,250	$6,776	$4,270	$204	$—

(1)	Operating lease obligations represent building leases for U.S. and Switzerland locations as well as vehicle leases for management personnel at our Switzerland facility.

(2)	Purchase commitments primarily represent the value of non-cancelable purchase orders and an estimate of purchase orders that if cancelled would result in a significant penalty to the Company.

(3)	Debt obligations represent long-term and short-term borrowings and current portion of long-term debt.

Off-Balance Sheet Arrangements

As of March 31, 2005, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Commission Regulation S-K.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as U.S. GAAP. We have used certain assumptions and judgments in the preparation of these financial statements, which assumptions and estimates may potentially affect the reported amounts of assets and liabilities and the disclosure of contingencies as well as reported amounts of revenues and expenses. The following may involve a higher degree of judgment and complexity and, as such, management assumptions and conclusions in these areas may significantly impact the results of operations of the Company.

Revenue Recognition

We derive substantially all of our revenue from the sale of manufactured products. Such revenue is typically recognized as products are shipped and title passes to the customer. License fee revenue is recognized when the performance requirements have been met, the fee is fixed or determinable, and collection of fees is probable. In general, we do not offer discounts and there is no right of return. We do not provide installation services or incur-post-sale obligations other than product warranty, which is accrued for at the time of sale. We also derive revenue on a percentage of completion basis for a product development contract. Those revenues, including estimated profits, are recognized as costs are incurred and include provisions for any anticipated losses.

Production Costs

In anticipation of an increase in production capacity, expected efficiencies from economies of scale, and a new production line expected to reduce future costs, we have accepted ultracapacitor orders that were priced below our current production costs. These orders are scheduled for shipments at various times through the fourth quarter of 2005. We have estimated production costs for each quarter of 2005 in order to determine the estimated loss to fulfill these commitments at March 31, 2005. These estimates include taking into account the installation, commencing in 2005, of a new ultracapicitor production line in our facility located in Rossens, Switzerland. The new production line will create production efficiencies, thereby reducing production costs. Production efficiencies will be gained as each process of the line is implemented and as production volume increases. Actual production costs during 2005 may differ from our estimates of these efficiencies and could result in an adverse impact on our results of operations and the recording of additional losses.

Accounts Receivable

We establish and maintain customer credit limits based on references, financial information, credit-worthiness and payment history. Accounts receivable consist primarily of amounts due to us from our normal business activities. We maintain an allowance for doubtful accounts to reflect anticipated bad debts based on past collection history and any specific risks identified in the portfolio. We determine our bad debt reserve based on an analysis we make to measure our reserve requirements and we establish specific reserves when we recognize the inability of our customer to pay its obligation. If we become aware of increasing negative changes in the financial condition of our customers, or if economic conditions change adversely, we may have to increase the allowance. An increase in such allowances would adversely impact our financial condition and results of operations.

Remaining Lease Obligation from Discontinued Operations

We have provided an estimate of the liability of PurePulse associated with a remaining lease obligation, which has been recorded in discontinued operations. In making this estimate, we considered factors such as the commercial real estate market, including our estimate as to how and when we will be able to sub-lease, terminate or buy out the remaining lease obligation. There can be no guarantee that we will be able to conclude this lease obligation for the amount that we have accrued, which could require additional charges.

Excess and Obsolete Inventory

We value inventories at the lower of cost or market. In assessing the ultimate realization of inventories, we make judgments as to future demand requirements and compare that with current and committed inventory levels. The markets for the Company’s products are extremely competitive and are characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. We have recorded significant charges for reserves in recent periods to reflect changes in market conditions. We believe that future events are subject to change and revisions in estimates may have a significant adverse impact on our balance sheet and statement of operations.

Warranty

We generally provide a warranty to our customers for one to two years in the normal course of business. We accrue for the estimated warranty at the time of sale based on historical warranty costs and the historical time frame such costs are paid plus any known warranty exposure. We have limited historical experience with some of our products in evaluating the potential liability that could be created by claims under our warranty. If the claims made under such warranty exceed expected levels against which we have reserved, our results of operations and financial condition could be materially adversely affected.

Long-Lived Assets and Other Intangible Assets

Long-lived assets such as property and equipment and other intangible assets are reviewed for impairment whenever events and changes in business circumstances indicate that the carrying value of the long-lived asset may not be recoverable in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The most significant assumptions in the analysis of impairment involve estimates of future undiscounted cash flows. We use cash flow assumptions that are consistent with our business plans and consider other relevant information. If we determine that the carrying value of the long-lived asset may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived assets exceeds its fair market value. If there are changes in business circumstances or in the key assumptions used in estimating undiscounted cash flows, we may be required to recognize an impairment charge to reduce the carrying value of our long-lived assets.

Goodwill

We account for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. This standard requires that goodwill no longer be amortized but be subject to an annual impairment test and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The first step consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values of the reporting unit, which includes the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s assets and liabilities from its estimated fair value, which was calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting units’ goodwill over the implied fair value of their goodwill.

In assessing the implied fair value of goodwill, we have made assumptions regarding estimates of future cash flows and other operating factors. The most significant assumptions in the analysis of impairment involve estimates of revenue and expense forecasts of the reporting unit. If there are changes in business circumstances in the key assumptions used in estimating the fair value of the reporting unit, we may be required to recognize an impairment charge to reduce the carrying value of our goodwill. We cannot state with certainty that we may not incur charges for impairment of goodwill in the future if the fair value of Maxwell Technologies and Maxwell SA decrease due to market conditions or other unanticipated circumstances. Any additional impairment charges will adversely affect our results of operations.

Valuation Allowance for Deferred Tax Assets

A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit, or that future deductibility is uncertain. In general, companies that have had a recent history of operating losses are faced with a difficult burden of proof as to their ability to generate sufficient future income in order to realize the benefit of the deferred tax assets. We determined that it was appropriate to record a valuation allowance as of March 31, 2005 and December 31, 2004 against our deferred tax assets based on the recent history of losses to amounts that are expected to be more likely than not realizable. The deferred tax assets are still available for us to use in the future to offset taxable income, which would result in the recognition of a tax benefit and a reduction to our effective tax rate.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the quarters ended March 31, 2005 and 2004. However, there can be no assurance that future inflation would not have an adverse impact on our operating results and financial condition.

New Accounting Pronouncement

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based payment, or SFAS 123R, which is a revision of SFAS 123, Accounting for Stock-Based Compensation, or SFAS 123. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and does not allow the previously permitted pro forma disclosure as an alternative to financial statement recognition. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and related interpretations and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R is scheduled to be effective beginning in the first quarter of fiscal 2006. SFAS 123R allows for either prospective recognition of compensation expense or retroactive recognition, which may date back to the original issuance of SFAS 123 or only to interim periods in the year of adoption. The Company is currently evaluating these transition methods.

The impact of adoption of SFAS 123R cannot be predicted at this time because that will depend on the method of adoption elected, the fair value and number of share-based payments granted in the future. However, had the Company adopted SFAS 123R in prior periods, the magnitude of the impact of that standard would have approximated the impact of SFAS 123 assuming the application of the Black-Scholes model as described in the disclosure of pro forma net loss and pro forma loss per share in the notes to our consolidated financial statements. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Our business, financial condition and results of operations could be seriously harmed if potentially adverse developments, some of which are described below, materialize and cannot be resolved successfully. In any such case, the market price of our common stock could decline and you may lose all or part of your investment in our common stock.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also result in decreased revenues, increased expenses or other adverse impacts that could result in a decline in the price of our common stock. You should also refer to the other information set forth in this prospectus supplement, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including our financial statements and the related notes.

We have a history of losses and we may not achieve or maintain profitability in the future, which may decrease the market value of our common stock.

We have incurred net losses in our last six fiscal years. We cannot assure you that we will become profitable in the foreseeable future, if ever. Even if we do achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period as a result of a number of factors, including but not limited to the following:

•	the amounts invested in developing, manufacturing and marketing our products in any period compared with the volume of sales of our products in the same period;

•	fluctuations in demand for our products by our OEM customers;

•	the prices at which we sell our products and services compared with the prices of our competitors and our product costs;

•	the timing of our product introductions may lag behind those of our competitors;

•	our profit margins may decrease; and

•	any negative impacts resulting from acquisitions we have made or may make.

In addition, we incur significant costs developing and marketing products based on new technologies and, in order to increase our market share, we may sell our products at profit margins below those we ultimately expect to achieve and/or we may significantly reduce the prices of our products and services in a particular quarter or quarters. Presently, we have made a strategic decision to accept certain orders to sell products to a limited number of customers at prices below our manufacturing costs. The impact of the foregoing may cause our operating results to be below the expectations of public market analysts and investors, which may result in a decrease in the market value of our common stock.

Our quarterly operating results may fluctuate significantly and are not a good indicator of future performance.

Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future as a result of a number of factors, many of which are out of our control. These factors include:

•	seasonal fluctuations, particularly in the third quarter when there is generally a slowdown for sales of our products in the European region, which have affected sequential growth rates;

•	market acceptance and transition of new product introductions;

•	the prices and performance of our products;

•	a shift in the sales mix of products we sell to lower margins;

•	the timing and size of the orders for our products;

•	the level and mix of inventory that we hold to meet future demand;

•	difficult general economic conditions including any global economic uncertainty and downturn;

•	fluctuations in the level of international sales and our exposure to international currency fluctuations in both revenues and expenses;

•	the cost and availability of materials and components;

•	manufacturing costs; and

•	the level and cost of warranty claims.

As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance. If our future operating results are below the expectations of stock market securities analysts or investors, our stock price will likely decline.

We may not be able to continue development of our products or market our products successfully, and thus may not be able to achieve or maintain profitability in the future.

Historically, we relied in part upon government contracts relating to our defense contracting business to fund our research and development, and we have derived a significant portion of our revenues from the government sector. In March 2001, we sold our defense contracting business and we now generate the majority of our revenue from developing, manufacturing and marketing commercial products, many of which have been developed since 2000. If we are unable to continue to develop or to market our products successfully, we may not achieve or maintain profitability in the future.

We have introduced in recent years many of our products into commercial markets and, upon such introductions, we also must demonstrate our capabilities as a reliable supplier of these products. Some of our products are alternatives to established products or provide capabilities that do not presently exist in the marketplace. Our products are sold in highly competitive and rapidly changing markets. The success of our products is significantly affected by their cost, technology standards, performance and reliability and end-user preferences. In addition, the success of our products depends on a number of factors, including our ability to:

•	hire and maintain an engineering and marketing staff sufficiently skilled to identify and design new products;

•	overcome technical, financial and other risks involved in developing new products based on new technology as well as managing the introduction of those new products and technologies;

•	identify and develop attractive markets for our new products and technologies and accurately anticipate demand;

•	develop appropriate commercial sales and distribution channels;

•	develop and manufacture new products that we can sell at competitive prices, with adequate margins;

•	deliver products that meet our customers’ requirements for quality and reliability;

•	increase our manufacturing capacity and improve manufacturing efficiency to meet our customer demands while maintaining quality;

•	successfully respond to technological changes by improving our existing products and technologies;

•	demonstrate that our products have technological and/or economic advantages over the products of our competitors;

•	successfully respond to competitors that are more experienced, have significantly greater resources and have a larger base of customers; and

•	secure the raw materials required at the prices necessary to manufacture and deliver competitive products. If the supply of a commodity raw material changes or is interrupted, we may not be able to build our products or if we can build our products, we may be unable to sell our products profitably at competitive prices with adequate margins.

We may not be able to obtain sufficient capital to meet potential customer demand or corporate needs, which could require us to change our business strategy and result in decreased profitability and a loss of customers.

We believe that in the future we will need a substantial amount of additional capital for a number of purposes, including the following:

•	to meet potential volume production requirements for several of our product lines, in particular our ultracapacitors, which require high-speed automated production lines to achieve targeted customer volume and price requirements;

•	to expand our manufacturing capabilities and develop viable out-source partners and other production alternatives;

•	to fund our continuing expansion into commercial markets and compete effectively in those markets;

•	to develop new technology and cost effective solutions in our business;

•	to achieve our long-term strategic objectives;

•	to maintain and enhance our competitive position; and

•	to acquire new or complementary businesses, product lines and technologies.

There can be no assurance that any necessary additional financing will be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to change or delay our planned growth, which could result in decreased revenues, profits and a loss of customers.

We have a shelf registration statement on Form S-3 on file with the Securities and Exchange Commission. We intend, through the offering contemplated by this prospectus supplement, to utilize the entire amount of funds remaining available under the shelf registration statement (approximately $5.5 million). As additional shares are issued under the shelf registration statement, or otherwise, immediate dilution of our current stockholders will occur. In addition, the issuance of new shares would result in a dilution of net tangible book value per share to the purchasers thereof.

We may experience difficulty manufacturing our products, which would prevent us from achieving increased sales and market share.

We may experience difficulty in manufacturing our products in increased quantities, outsourcing the manufacturing of our products and improving our manufacturing processes. If we are unable to manufacture our products in increased quantities, or if we are unable to outsource the manufacturing of our products or improve our manufacturing processes, we may be unable to increase sales and market share for our products and could also lose existing customers. We have limited experience in manufacturing our products in high volume and, therefore, it may be difficult for us to achieve the following results:

•	increase the quantity of the new products we manufacture while maintaining quality, especially those products that contain new technologies;

•	reduce our manufacturing costs to a level needed to produce adequate profit margins and avoid losses on committed sales agreement; and

•	design and procure additional automated manufacturing equipment.

It may also be difficult for us to solve management, technological, engineering and other problems which may arise in connection with our manufacturing processes. These problems may include production volumes and yields, quality assurance, adequate and timely supply of high quality materials and components and shortages of qualified management and other personnel. In addition, we may elect to have some of our products manufactured by third parties. If we outsource the manufacture of our products, we will face risks with respect to quality assurance, cost and the absence of close engineering support.

Our large cell ultracapacitors designed for transportation and industrial applications may not gain widespread commercial acceptance, which will adversely impact our revenues and growth opportunities, and our overall business prospects.

We have designed our large cell ultracapacitor products primarily for use in transportation and industrial applications. Currently, most of the major automotive companies are pursuing initiatives to develop alternative power sources for cars and trucks for hybrid drive-train power and to augment the current 12-volt electrical system. We believe our ultracapacitors provide an innovative alternative power solution for both of these applications, and we are currently in discussions with several major automotive companies and their suppliers with regard to designing our ultracapacitors into their future products. However, the historic per unit cost of ultracapacitors has prevented ultracapacitors from gaining widespread commercial acceptance. In addition, there are other competing technologies such as advanced batteries, compressed gas and hydrolytic fluids and competing ultracapacitors. We believe that the long-term success of our ultracapacitors will be determined by our ability to reduce the cost of production, outperform the competing technologies and to have our ultracapacitors widely designed into the next generation of the power drive-trains in hybrid powered cars and trucks and the first generation of up rated 12 and 42-volt electrical systems. If our ultracapacitors fail to achieve widespread commercial acceptance in this next generation of automotive products, our revenues and growth opportunities will be adversely impacted in future periods and our overall business prospects will be significantly impaired.

We may be unable to produce our large cell ultracapacitors in commercial quantities or reduce the cost of production enough to be commercially viable for widespread application, which will adversely impact our revenues and growth opportunities, and our overall business prospects.

If we are not able to produce large quantities of our large cell ultracapacitors in the near future at the currently projected per unit cost, our large cell ultracapacitors may not be a commercially viable alternative to traditional or other alternative energy storage and power delivery devices. Although we have been selling a BOOSTCAP® large cell ultracapacitor designed for transportation and industrial applications, we have only produced this ultracapacitor in limited quantities and at a relatively high cost as compared with traditional energy storage and power delivery devices. We are currently investing significant resources in improving the cell design for higher performance at lower cost and in automating and scaling up our manufacturing capacity to permit us to produce ultracapacitors in commercial quantities sufficient to meet the needs of our potential customers. Furthermore, we believe, based on discussions with potential customers in the automotive and transportation industry, that our ultracapacitors will not provide a commercially viable solution for our customers’ needs unless we are able to reduce the per unit cost dramatically below our current per unit cost. If we are not successful in the near future in reducing our cost of production and establishing the capability to produce large quantities of ultracapacitors at a reduced cost, we may not be able to generate commercial acceptance of, and sufficient revenue from, this product to recover our significant investment in the development and manufacturing scale-up of this product and our overall business prospects will be significantly impaired.

Our product lines may be subject to increased or intense competition, and this may adversely affect our ability to maintain our gross margins. If our competitors develop and commercialize products faster than we do, or commercialize products that are superior to our products, our commercial opportunities will be reduced or eliminated.

The extent to which any of our products achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in our markets is intense and has been accentuated by the rapid pace of technological development. Our competitors include large fully-integrated electronics companies. We may not be able to develop, fund or invest in one or more of our product lines to the same degree as our competitors do, or we may not be able to do so in a timely manner or at all. Many of these entities have substantially greater research and development capabilities and financial, manufacturing, technological, marketing and sales resources than we do, as well as more experience in research and development, product testing, manufacturing, marketing and sales. These organizations also compete with us to:

•	attract parties for collaborations or joint ventures;

•	license the proprietary technology that is competitive with our technology; and

•	attract and hire scientific and engineering talent.

Our competitors may succeed in developing and commercializing products earlier than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technology obsolete or non-competitive. If we cannot successfully compete with new or existing products, our sales and revenue would suffer and we may not ever become profitable.

If our OEM customers fail to purchase our components or to sell sufficient quantities of their products incorporating our components, or if our OEM customers’ sales timing and volume fluctuates, it could prevent us from achieving our sales and market share goals.

Sales to a relatively small number of OEM customers, as opposed to direct retail sales to customers, make up a large portion of our revenues. For example, one customer, ABB Ltd., provided 24% and 21% of our revenue in the first quarter of 2005 and 2004, respectively. Our ability to make sales to OEM customers depends on our ability to compete effectively, primarily on price, delivery and quality. The timing and volume of these sales depend upon the sales levels and shipping schedules for the products of our OEM customers. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers fail to sell a sufficient quantity of products incorporating our components, or if the OEM customers’ sales timing and volume fluctuate, it could prevent us from achieving our sales targets and negatively impact our market share. Our OEM customers typically require a long development and engineering process before incorporating our products and services into their systems and products. This period of time is in addition to the time we spend on basic research and product development. As a result, we are vulnerable to changes in technology or end user preferences.

Our opportunity to sell our products to our OEM customers typically occurs at infrequent intervals, depending on when the OEM customer designs a new product or enhances an existing one. If we are not aware of an OEM’s product development schedule, or if we cannot provide components or technologies when they develop their products, we may miss a sales opportunity that may not reappear for some time.

We might be faced with product liability or warranty claims, either directly or indirectly through our customers, and we have limited historical experience with some of our products as to our potential liability.

We offer our customers a warranty for our products. Any defects that may occur in our products could, in turn, lead to defects in our customers’ products that incorporate our products. The occurrence of defects in our products could give rise to warranty claims against us or to liability for damages caused by such defects to our customers or to the customers of our customers. Such defects could also lead to liability for consequential damages, or product liability claims. Defects in our products could, moreover, impair the market’s acceptance of our products. Any of these events could have a material adverse effect on our business and financial condition. We have limited historical experience with some of our products in evaluating the potential liability that could be created by claims under our warranty. If the claims made under such warranty exceed expected levels against which we have reserved, our results of operations and financial condition could be materially adversely affected.

Unfavorable economic conditions in the U.S. and abroad may adversely affect our OEM customers and prevent us from achieving sales growth.

Many of our new products are components designed to be integrated into new products and systems to be introduced to the marketplace by our OEM customers. Unfavorable economic conditions in 2003 and 2004, for example, slowed capital spending on U.S. electric utility infrastructure and delayed the introduction of certain new products by our OEM customers. A repeat of such unfavorable economic conditions may adversely affect our ability to market and sell our new products in the future.

A prolonged economic downturn could materially harm our business.

Any negative trends in the general economy, including trends resulting from actual or threatened military action by the United States and threats of terrorist attacks in the United States and abroad, could cause a decrease in capital spending in many of the markets we serve. In particular, a downward cycle affecting the technology, automotive and industrial, and military and aerospace markets would likely result in a reduction in demand for our products. In addition, if our customers’ own markets and financial performance decline, we may not be able to collect outstanding amounts due to us. Any of these circumstances could harm our consolidated financial position, results of operations and cash flows.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the industry segments in which we do business.

Our success depends on establishing and protecting our intellectual property rights. If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the industry segments in which we do business. Although we try to protect our intellectual property rights through patents, trademarks, copyrights, trade secrets and other measures, these steps may not prevent infringement, misappropriation or other misuse by third parties. We have taken steps to protect our intellectual property rights under the laws of certain foreign countries, but our efforts may not be effective to the extent that foreign laws are not as protective as the laws of the U.S. In addition, we face the possibility that third parties might “reverse engineer” our products to discover how they work and introduce competing products, or that third parties might independently develop products and intellectual property similar to ours.

We have increased our emphasis on protecting our technologies and products through patents. Our success depends on maintaining our patents, adding to them where appropriate, and developing products and applications without infringing the patent and proprietary rights of others. The following risks, among others, are involved in protecting our patents:

•	our patents may be circumvented or challenged and held unenforceable or invalid;

•	our pending or future patent applications, if any, may not be issued in a timely manner and may not provide the protections we seek; and

•	others may claim rights in the patented and other proprietary technology that we own or license.

If our patents are invalidated or if it is determined that we, or the licensor of the patent, do not hold sole rights to the patent, we could lose our competitive advantage in the industry segments in which we do business.

Competing research and patent activity in our product areas is substantial. Conflicting patent and other proprietary rights claims may result in disputes or litigation. Although we do not believe that our products or proprietary rights infringe on third party rights, infringement claims could be asserted against us in the future. Also, we may not be able to stop a third party product from infringing on our proprietary rights without litigation. If we are subject to such claims, or if we are forced to bring such claims, we could face time-consuming, costly litigation that may result in product shipment delays and possible damage payments or injunctions that could prevent us from making, using or selling infringing products. We may also be required to enter into royalty or licensing agreements on unfavorable terms as part of a judgment or settlement which could have a negative impact on the amount of revenue derived from our products or proprietary rights.

We may have difficulty in protecting our intellectual property rights in the People’s Republic of China (PRC).

YEC is licensed to use our patented ultracapacitor technology to manufacture and market unltracapacitor products in the PRC. Patent and other intellectual property rights receive substantially less protections in the PRC than is available in the United States. We cannot assure you that we will be able to protect our proprietary rights in the PRC or elsewhere. The unauthorized use of our technology by others, particularly in the PRC where labor costs are low, could have a material adverse effect on our business, financial condition and results of operation.

Our ability to adequately license our technology may affect our success.

Our growth and success will be dependent to a substantial extent on our reputation. Since we anticipate licensing our technology to others, our reputation may be affected by the performance of the companies to which we license our technology. Our licenses may grant exclusivity with respect to certain uses or geographic areas. For example, we granted an exclusive license to YEC to manufacture and sell our BOOSTCAP® products in China and to sell to other mutually agreed customers elsewhere in Asia. As a result, we will be wholly dependent on the success of the licensee for success with respect to any exclusive use or geographical area. We cannot assure you that we will be successful in granting our licenses to those who are likely to succeed. In addition, license agreements with foreign companies may be subject to additional risks, such as exchange rate fluctuations, political instability or weaknesses in the local economy. Certain provisions of the license agreements that benefit us may be subject to restrictions in foreign laws that limit our ability to enforce those contractual provisions. In addition, it may be more difficult to register and protect our proprietary rights in certain foreign countries. Our failure to obtain suitable licensees of our technology or the failure of our licensees to achieve our manufacturing or quality control standards or otherwise meet our expectations could have a material adverse effect on our business, financial condition and results of operations.

Our ability to enter into successful alliances or other strategic arrangements may affect our success.

Our alliance with YEC is with a foreign partner and we anticipate that future alliances may be with foreign partners or entities. As a result, such future alliances may be subject to the political climate and economies of the foreign countries where such partners reside and operate. We cannot assure you that our alliance partners or other partners will provide us with the support we anticipate, that any of the alliances or other relationships will be successful in developing our technology for use with their intended products, or that any of the alliances or other relationships will be successful in manufacturing and marketing their technologies for such products once developed. Any of our international operations will also be subject to certain external business risks such as exchange rate fluctuations, political instability and a significant weakening of a local economy in which a foreign entity with which we have an affiliation operates or is located. Certain provisions of the alliance agreements that are for our benefit may be subject to restrictions in foreign laws that limit our ability to enforce those contractual provisions. Failure of these alliances to be successful could have a material adverse effect on our business and prospects.

We face risks associated with the marketing, distribution and sale of our products internationally and, if we are unable to manage these risks effectively, it could impair our ability to increase sales.

We derive a significant portion of our revenues from sales to customers located outside the U.S. We expect our international sales to continue to represent a significant and increasing portion of our future revenues. As a result, our business will continue to be subject to certain risks, such as foreign government regulations, export controls, changes in tax laws, tax treaties, tariffs and freight rates. If we are unable to manage these risks effectively, it could impair our ability to increase international sales.

We have substantial operations in Switzerland. Since we are relatively inexperienced in managing our international operations, we may be unable to effectively operate and expand our worldwide business and to manage cultural, language and legal differences inherent in international operations. In addition, to the extent we are unable to respond to political, economic and other conditions in these countries effectively, our business, results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could increase our tax rates.

International currency fluctuations could affect future reported product sales and operating expenses and harm or impact our ability to collect receivables or pay debts.

As a result of our international operations and related revenue generated outside of the U.S., the dollar amount of our revenue, expenses and debt may be materially affected by fluctuations in foreign currency exchange rates.

Assets or liabilities of our consolidated subsidiary that are not denominated in its functional currency are subject to effects of currency fluctuations, which may affect our reported earnings.

A government audit of one of our businesses sold in 2001 could result in charges to our earnings and have a negative effect on our cash position. Further, a government audit of a contract entered into in 1995 by our Microelectronics business is in progress. We are unable to determine if additional audits of our current operating segments, divested businesses or discontinued operations will occur.

A contract, not assumed by the acquirers of our former defense contract business, entered into in 1990 and completed in the late 1990s is currently being audited by the Defense Department’s auditing services. We have submitted documentation supporting approximately $550,000 of costs charged to the contract. We believe that such costs were properly charged.

There can be no assurance that the Defense Department’s auditing services will accept the documentation submitted and that the matters will be resolved in our favor.

The Defense Department’s auditing service is auditing a contract entered into in 1995 and completed in 1999 by a company purchased by our Microelectronics group. The Company has requested a release of liability from the prime contractor. There is no assurance that such a release will be obtained and that the Company will not incur some liability.

Our credit agreements contain various restrictions and covenants that limit management’s discretion in the operation of our business and could limit our ability to grow and compete.

The credit agreements governing our bank credit facilities contain various provisions that limit our ability to:

•	incur additional debt;

•	make loans, pay dividends and make other distributions;

•	create certain liens on, or sell, our assets;

•	merge or consolidate with another corporation or entity, or enter into other transactions outside the ordinary course of business; and

•	make certain changes in our capital structure.

These provisions restrict management’s ability to operate our business in accordance with management’s discretion and could limit our ability to grow and compete. Our credit agreements also require us to maintain our compliance with certain financial covenants and ratios. If we fail to comply with any of such financial covenants or ratios, or otherwise default under our credit agreements, the lenders under such agreements could:

•	accelerate and declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

•	terminate their commitments, if any, to make further extensions of credit to us and/or attempt to secure collateral.

In the event that amounts due under our credit agreements are declared immediately payable, we may not have, or be able to obtain, sufficient funds to make such accelerated payments.

If we are unable to retain key personnel, we could lose our technological and competitive advantage in some product areas and business segments.

Since many of our products employ emerging technologies, our success depends upon the continued service of our key technical and senior management personnel. Some of our engineers are the key developers of our products and technologies and are recognized as leaders in their area of expertise. The loss of such engineers to our competitors could threaten our technological and competitive advantage in some product areas and business segments.

Our performance also depends on our ability to identify, hire, train, retain and motivate qualified personnel, especially key operations executives and highly skilled engineers. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel in a highly competitive employment market. Our employees may terminate their employment with us at any time.

Our ability to increase market share and sales depends on our ability to hire, train and retain qualified marketing and sales personnel.

Because many of our products are new, we have limited experience marketing and selling them. To sell our products, our marketing and sales personnel must demonstrate the advantages of our products over the products offered by our competitors, and we must be able to demonstrate the value of new technology in order to sell new products to existing and new customers. The highly technical nature of the products we offer requires that we attract and retain qualified marketing and sales personnel, and we may have difficulty doing that in a highly competitive employment market. Also, as part of our sales and marketing strategy, we enter into arrangements with distributors and sales representatives and depend upon their efforts to sell our products. Our arrangements with outside distributors and sales representatives may not be successful.

If we are unable to secure qualified and adequate sources for our materials, components and sub-assemblies, we may not be able to make our products at competitive costs and we may have difficulty meeting customer demand, which could damage our relationships with our customers.

Our ability to manufacture products depends in part on our ability to secure qualified and adequate sources of materials, components and sub-assemblies at prices that enable us to make our products at competitive costs. Some of our suppliers are currently the sole source of one or more items that we need to manufacture our products. Although we seek to reduce our dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary adverse effect on our business and results of operations, and damage customer relationships. Upon occasion, we have experienced difficulty in obtaining timely delivery of supplies from outside suppliers, which has adversely affected our delivery time to our customers. There can be no assurance that such supply problems will not recur.

Our backlog is limited and may not reflect future business activity.

Our order backlog for prior years includes businesses that were divested and therefore year-to-year comparisons are difficult to make. Additionally, our current backlog primarily represents orders for the next three months but does include some future orders and as a result, is not an indicator of future business activity. Due to the possibility of customer changes in delivery schedules, potential delays in product shipments, difficulties in obtaining parts from suppliers, production limitations and the possible inability to recognize revenue under accounting requirements, our backlog at any point in time may not be representative of sales in any future period.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, redundancy and backup our internal information technology networking systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Additionally, from time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruption to our business including our ability to report operating results on a timely basis.

Changes in financial accounting standards related to stock option expenses are expected to have a significant adverse effect on our reported results.

The Financial Accounting Standards Board (FASB) recently issued a revised standard that requires that we record compensation expense in our statement of operations for employee stock options using the fair value method. The adoption of the new standard is expected to have a significant adverse effect on our reported earnings, although it will not affect our cash flows, and may adversely impact our ability in the future to provide accurate guidance on future financial results due to the variability of the factors used to establish the value of stock options.

Future changes in financial accounting standards or practices may cause adverse unexpected revenue or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating significant additional expenses and uncertainty for public companies. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, significantly increased general and administrative expenses and diversion of management time to such compliance activities. Our recent efforts to comply with section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations have required a significant effort of the company and its available resources, and resulted in significant cost to us.

Anti-takeover provisions in our certificate of incorporation and bylaws could prevent certain transactions and could make a takeover more difficult.

Some provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of Maxwell, even if such change in control would be beneficial to our stockholders. We have a staggered board of directors, which means that our directors are divided into three classes. The directors in each class are elected to serve three-year terms. Since the three-year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, our certificate of incorporation contains a “fair price provision” which may require a potential acquirer to obtain the consent of our board to any business combination involving Maxwell.

We have adopted a program under which our stockholders have rights to purchase our stock directly from us at a below-market price if a company or person attempts to buy us without negotiating with the board. This program is intended to encourage a buyer to negotiate with us, but may have the effect of discouraging offers from possible buyers.

The provisions of our certificate of incorporation and bylaws could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving us that some, or a majority, of our stockholders might consider to be in their best interests. This includes offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of our common stock.

Our common stock experiences limited trading volume and our stock price has been volatile.

Our common stock is traded on the NASDAQ National Market. The trading volume of our common stock each day is relatively low. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. We believe that factors such as quarterly fluctuations in financial results, announcements of new technologies impacting our products, announcements by competitors or changes in securities analysts’ recommendations could cause the price of our stock to fluctuate substantially. These fluctuations, as well as general economic conditions such as recessions or higher interest rates, may adversely affect the market price of our common stock.

The market price of our common stock fluctuates significantly. The stock price could fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

•	announcements of developments related to our business;

•	announcements of technological innovations or new products or enhancements by us or our competitors;

•	sales by competitors, including sales to our customers;

•	sales of common stock into the public market, including by directors and members of management;

•	material developments in our relationships with our customers, partners, distributors, and suppliers;

•	shortfalls or changes in revenue, gross margins, earnings or losses, or other financial results that differ from analysts’ expectations;

•	regulatory developments;

•	fluctuations in results of operations;

•	trends in the seasonality of our sales; and

•	general conditions in our market or the markets served by our customers.

In addition, in recent years the stock market in general and the market for shares of technology stocks in particular have experienced extreme price fluctuations, which have often been due largely to factors other than the operating performance of the affected companies. We cannot ensure that the market price of our common stock will not decline substantially, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our operating performance.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

We cannot specify with certainty how we will use the net proceeds of this offering. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

Investors in our common stock in this offering will incur immediate substantial dilution in the book value of their investment in our common stock.

The offering price of our common stock is considerably more than the net tangible book value per share of our outstanding common stock. As of March 31, 2005, we had approximately 15.8 million shares of common stock outstanding and a net tangible book value of approximately $22.8 million, or $1.44 per share. Assuming the sale of 488,888 shares in this offering at an offering price of $11.25 per share, our pro forma net tangible book value as of March 31, 2005 would have been approximately $28.2 million, or $1.73 per share, with approximately 16.3 million shares outstanding. This represents an immediate dilution of $9.52 per share in pro forma net tangible book value to new investors purchasing shares at the assumed offering price.

Issuance of shares in connection with financing transactions or under stock plans and warrants will dilute current stockholders.

Pursuant to our stock plans, our management is authorized to grant stock awards to our employees, directors and consultants. In addition, from time to time, we may issue warrants to purchase shares of our common stock. Holders of our common stock will incur dilution upon exercise of any outstanding stock awards or warrants. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, further dilution to our existing stockholders will result, and new investors could have rights superior to existing stockholders.

USE OF PROCEEDS

Our net proceeds from the sale of the 488,888 shares of common stock offered by this prospectus supplement (after deducting estimated offering expenses) will be approximately $5.4 million. We intend to use those net proceeds for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

We are selling the shares of common stock offered under this prospectus supplement directly to certain investors in a privately-negotiated transaction in which no party is acting as an underwriter. On July 12, 2005 we entered into stock purchase agreements with the investors to sell 488,888 shares of common stock at a price of $11.25 per share for gross proceeds of approximately $5,500,000. We determined the per share price through negotiations with the investors. We expect to deliver the shares of common stock through the book entry facilities of The Depository Trust Company against payment of the aggregate purchase price for the shares purchased on July 14, 2005.

CAPITALIZATION

The following table summarizes:

•	Our historical capitalization at March 31, 2005; and

•	Our capitalization on a pro forma basis reflecting the issuance of the 488,888 shares of common stock contemplated by this prospectus supplement.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included herein and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2005 (in thousands)
	Actual	Pro Forma
Cash, cash equivalents and short term investments	$12,654	$18,054
Short-term debt and current portion long-term debt	1,858	1,858
Long-term debt, net of current portion	767	767

Stockholders’ equity:
Common stock, $.10 par value (authorized 40,000 shares; 15,768 shares issued and outstanding, actual; 16,257 shares issued and outstanding, pro forma)	1,577	1,626
Additional paid-in capital	126,890	132,241
Accumulated deficit	(83,472)	(83,472)
Accumulated other comprehensive income	4,742	4,742
Total stockholders’ equity	49,737	55,137

Total capitalization	$50,504	$55,904

DILUTION

Purchasers of our common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of our common stock after this offering. The net tangible book value per share of our common stock is determined by subtracting total liabilities from total tangible assets (defined as total assets less goodwill, other intangible assets, and prepaid pension asset) and dividing the difference by the number of shares of our common stock outstanding on the date the net tangible book value is determined. As of March 31, 2005, we had approximately 15.8 million shares of common stock outstanding and a net tangible book value of approximately $22.8 million, or $1.44 per share. Assuming the sale of 488,888 shares at an offering price of $11.25 per share, our pro forma net tangible book value as of March 31, 2005 would have been approximately $28.2 million, or $1.73 per share, with approximately 16.3 million shares outstanding. This represents an immediate increase in adjusted net tangible book value of $0.29 per share to existing stockholders (after deduction of the estimated offering expenses to be paid by the Company) and an immediate dilution of $9.52 per share to the new investors purchasing shares at the assumed offering price. The following table illustrates this per share dilution:

Assumed offering price per share	$11.25
Net tangible book value per share as of March 31, 2005	$1.44
Increase per share attributable to new investors	$0.29
Pro forma net tangible book value per share as adjusted for this offering	$1.73
Dilution per share to the new investors	$9.52

For the purposes of this prospectus supplement, we have assumed that the proceeds attributable to the new investors will be utilized for the acquisition of tangible assets, working capital or repayment of existing debt. Additionally, the above dilution calculation does not include an estimate of the expenses which we will incur in connection with the offering contemplated by this prospectus supplement. As a result, these proceeds result in an increase in net tangible book value.

DIVIDENDS AND PRICE RANGE

Our common stock has been quoted on the Nasdaq National Market under the symbol “MXWL” since 1983. The following table sets forth the high and low sale prices per share of our common stock as reported on the Nasdaq National Market for the periods indicated.

		High	Low
Year Ended December 31, 2003	First Quarter	$7.00	$5.76
	Second Quarter	6.90	5.30
	Third Quarter	9.56	5.93
	Fourth Quarter	9.40	6.70

Year Ended December 31, 2004	First Quarter	$14.74	$7.01
	Second Quarter	17.64	12.25
	Third Quarter	13.25	8.10
	Fourth Quarter	11.60	8.95

Year Ending December 31, 2005	First Quarter	$12.16	$9.00
	Second Quarter	$12.64	$7.41

The last sale price of our common stock on July 11, 2005, as reported on the Nasdaq National Market, was $13.07 per share.

As of March 31, 2005, there were 475 holders of record of our common stock. We believe that the number of beneficial owners of our common stock substantially exceeds this number.

LEGAL MATTERS

Foley & Lardner LLP will pass upon the validity of the securities offered hereby for us.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. We electronically file reports, proxy and information statements, and other information with the Commission. The Commission maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol “MXWL”. We maintain a website at http://www.maxwell.com.

INFORMATION WE ARE INCORPORATING BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus supplement certain information which we file with the Commission. This means we can fulfill our obligations to provide you with certain important information by referring you to other documents which we have filed with the Commission. The information which is incorporated by reference is an important part of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. The information we file with the Commission later will automatically update and supersede the present information.

•	Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 23, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 9, 2005;

•	Current Reports on Form 8-K filed on February 18, 2005; February 24, 2005; March 9, 2005; March 18, 2005; May 9, 2005, June 10, 2005 and June 24, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-10964) filed on March 8, 1983, including any amendments or reports filed for the purpose of updating that description.

All documents which we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering shall be deemed to be incorporated by reference into this prospectus. We will provide to each person to whom a prospectus supplement is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus but which is not delivered with this prospectus supplement. You may request a copy of these filings at no cost, other than exhibits unless those exhibits are specifically incorporated by reference herein, by writing to or telephoning us at the following address:

Maxwell Technologies, Inc.

Attention: Corporate Secretary

9244 Balboa Avenue

San Diego, California 92123

(858) 503-3300

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. No one else is authorized to provide you with different information. We are not making an offer of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document. If information in incorporated documents conflicts with information in this prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

PROSPECTUS

$16,500,000

MAXWELL TECHNOLOGIES, INC.

COMMON STOCK

DEBT SECURITIES

WARRANTS

This prospectus is part of a shelf registration statement which Maxwell Technologies, Inc. has filed with the Securities and Exchange Commission (the “Commission”). Under the shelf registration statement, we may offer: shares of our common stock; unsecured debentures, notes, bonds or other evidences of indebtedness; and warrants to purchase shares of our common stock or debt securities (the “Registered Securities”). The Registered Securities will have an aggregate initial offering price of not more than $16,500,000, including the U.S. dollar equivalent if the offering is denominated in one or more foreign currencies, foreign currency units or composite currencies.

Under the shelf registration process, we may sell the Registered Securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Our debt securities may be issuable in global form, in registered form without coupons attached, or in bearer form with or without coupons attached.

Our common stock is traded on the Nasdaq National Market under the symbol “MXWL.” The last reported sale price for our common stock on September 1, 2004 was $9.45 per share.

This prospectus provides a general description of the securities we may offer. Each time we sell shares of our common stock, a particular series of debt securities or warrants, we will provide a prospectus supplement, which will contain the specific terms of the securities being offered at that time.

This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the Registered Securities, you should refer to the Registration Statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the Registered Securities. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Information We Are Incorporating By Reference.”

The Registered Securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Registered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable prospectus supplement. None of the Registered Securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities. See “Plan of Distribution” for possible indemnification arrangements with underwriters, dealers and agents.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the Registered Securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, unless otherwise indicated, the words “Maxwell,” “our,” “us” and “we” refer to Maxwell Technologies, Inc. and its subsidiaries.

Our business and an investment in the Registered Securities involves significant risks. You should carefully consider each of the risk factors described under the caption “ Risk Factors” beginning on page 17 of this prospectus.

Neither the Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2004

“POWERCACHE”, “RADPAK”, “RADSTAK”, “RADCOAT”, “XRAYPAK”, “BOOSTCAP”, “D Cell”, “C Cell”, “AA Cell”, and “AAA Cell” are our trademarks. This prospectus also contains trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “will,” “continue,” “seek,” “should,” “would” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

•	further decline in the domestic and global economy that may delay the development and introduction by our customers of products that incorporate our components and systems;

•	success in the introduction and marketing of new products into existing and new markets;

•	ability to manufacture existing and new products in volumes demanded by our customers and at competitive prices with adequate gross margins;

•	market success of the products into which our products are integrated;

•	ability in growing markets to increase our market share relative to our competitors;

•	ability to successfully integrate our business with operations of businesses we may acquire;

•	ability to finance the growth of our business with internal resources or through outside financing at reasonable rates; and

•	ability to produce our products at quality levels demanded by our customers.

Many of these factors are beyond our control. There can be no assurance that we will not incur new or additional unforeseen costs in connection with the ongoing conduct of our business. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.

For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors” beginning on page 20 of this prospectus. We do not have any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BUSINESS

Introduction

We are a developer, manufacturer and marketer of highly reliable, cost-effective energy storage and power delivery solutions. They are designed and manufactured to provide failure-free, maintenance-free performance over the life of the applications into which they are integrated. By satisfying the stringent specifications of such high-value applications, we believe that our products will be able to command much higher profit margins than commodity products.

We focus on the following three discrete lines of high-reliability products:

•	Ultracapacitors: Our primary focus, ultracapacitors, are energy storage devices that possess a unique combination of high power density, the ability to rapidly charge and discharge and an extremely long operational life. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide highly reliable energy storage and power delivery solutions for applications in multiple industries, including consumer and industrial electronics, transportation and telecommunications.

•	High-Voltage Capacitors: Our CONDIS® high-voltage capacitors are extremely robust devices that are designed and manufactured to perform reliably for decades in all climates. These products include grading and coupling capacitors and capacitive voltage dividers that are used to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy.

•	Radiation-Mitigated Microelectronic Products: Our RADPAK® radiation-mitigated microelectronic products include high-performance, high-density power modules, memory modules and single board computers that incorporate proprietary packaging and shielding technology and novel architecture that enable them to withstand environmental radiation effects and perform reliably in space.

In keeping with this exclusive strategic focus on high-value, high-margin product lines, over the past several years we have exited several non-strategic, low-margin businesses. These efforts culminated in the sale of our Winding Equipment product line in December 2003, and our phase-out of a low-margin magnetics-based power systems product line, which was completed in the first quarter of 2004. As a result of these actions, as well as other divestitures throughout 2002 and 2003, we have reduced operating expenses, improved efficiency and increased our focus on our core high-reliability product lines.

General Overview

Each of our high-reliability electronic component product lines addresses a distinct industry or, in the case of our ultracapacitor products, a group of distinct industry segments.

Ultracapacitors

Ultracapacitors are an enabling technology that offers novel power solutions for a myriad of electronic applications by bringing together in a single “hybrid” device energy storage characteristics generally found in batteries and power delivery characteristics generally found in traditional capacitors. For example, although batteries store far more electrical energy than ultracapacitors, they cannot deliver that energy as rapidly and efficiently as an ultracapacitor. Conversely, although conventional electrolytic capacitors can deliver bursts of high power very rapidly, they cannot sustain that power delivery even for a full second because they have extremely limited energy storage capacity. Also, unlike batteries, which produce electrical energy through a chemical reaction that depletes their energy generation capability within hundreds or up to a few thousand charge/discharge cycles, ultracapacitors’ energy storage and power delivery mechanisms involve no chemical reaction, so they can be charged and discharged hundreds of thousands of times with minimal performance degradation. This ability to store energy, deliver bursts of power and perform reliably for years without maintenance makes ultracapacitors an attractive option for a wide range of power-hungry devices and systems.

Ultracapacitors already have achieved multi-million-unit sales volumes for digital cameras and other consumer electronic applications, and have been designed into and are ramping to commercial production volumes in industrial electronics applications, including automated meter reading systems and other devices that incorporate wireless transmitters. Potential end-users in the telecommunications and cable television industries currently are testing and evaluating multi-cell ultracapacitor systems to replace batteries as the short-term bridge power element of uninterruptible power supply (UPS) back-up power systems. Based on potential volumes, we believe that the transportation industry ultimately represents the largest market opportunity for ultracapacitors. These applications include distributed power nodes to support electronic subsystems including door switches, power steering and brakes and electric air-conditioning as well as braking energy recapture and torque-assist systems for hybrid-electric buses, trucks and autos and electric trains.

High-Voltage Capacitors

High-voltage grading and coupling capacitors are used mainly in the electric utility industry. These devices prevent high-voltage arcing that can damage switches, circuit breakers, step-down transformers and other equipment responsible for the transport, distribution and measurement of high-voltage electrical energy in electric utility infrastructure. The market for these products consists of expansion and upgrading existing infrastructure and the installation of new infrastructure in developing countries. Such installations are capital intensive and frequently are subject to regulatory directives, availability of government funding and general economic conditions. For example, while North America has the world’s largest installed base of electric utility infrastructure, and has begun to experience more frequent power interruptions and supply problems, utility deregulation, government budget deficits, and other factors have depressed capital spending in what normally would be expected to be a very large market for utility infrastructure components. However, projects to meet growing demand for electrical energy in developing countries, such as the Three Gorges Dam in China, continue to drive global demand for high-voltage capacitors.

Radiation-Mitigated Microelectronics

Radiation-mitigated microelectronic products are used almost exclusively in the space and satellite industry. Because satellites and spacecraft are extremely expensive to manufacture and launch and are required to perform missions that span years or even decades, and because it is impractical or impossible to repair or replace malfunctioning parts, the industry demands electronic components that are virtually failure-free. As satellites and spacecraft routinely encounter ionizing radiation from solar flares and other natural sources, these components must be able to perform reliably in radiation-intense space environments. For that reason, until recently, suppliers of components for space applications used only special radiation-hardened silicon in the manufacture of such components. However, since the space market is relatively small and the process of producing “rad-hard” silicon is very expensive, only a few government-funded wafer fabrication facilities are capable of producing this material. In addition, because it takes several years to produce a rad-hard version of a new semiconductor, components using rad-hard silicon typically are several generations behind their current commercial counterparts in terms of density, processing power, and enhanced functionality.

To address the performance gap between rad-hard and commercial silicon and provide components that can provide both increased functionality and much higher processing power, a few specialty components suppliers have developed shielding, packaging, and other novel mitigation techniques that allow sensitive commercial semiconductors to withstand radiation effects and perform as reliably as rad-hard parts. Although this market is limited in size, the value proposition for high-performance, radiation-tolerant components enables these specialty suppliers to generate profit margins much higher than those for commodity electronic components.

Business Strategy

Our primary objective is to make ultracapacitors an accepted and often preferred energy storage and power delivery option for a wide variety of applications. To accomplish this, we focus on:

Providing a standard energy storage and power delivery option by:

•	Facilitating the integration of ultracapacitors into a wide range of devices and systems that require highly reliable electrical energy through: training engineers in the purpose and function of ultracapacitors; using educational techniques including publications, seminars and white papers; and integrating ultracapacitor mathematical models into broadly accepted simulation software, among other efforts;

•	Initiating and participating in a broad array of industry standards committees to foster the knowledge and use of ultracapacitors;

•	Demonstrating the broad application universe of ultracapacitors, including through government sponsored projects, competitions and demonstrations; and

•	Partnering with key customers in strategic application fields.

Becoming a leading ultracapacitor company by:

•	Becoming a low-cost producer and focusing on price-enabled markets;

•	Designing products for the “life-of-the-application”;

•	Being a highly reliable supplier through global sourcing;

•	Maintaining the highest level of technological performance without sacrificing product cost;

•	Developing and deploying enabling technologies and systems, including cell balancing smart modules and charging systems, among others;

•	Demonstrating through extensive in-house and third party tests, the extremely high durability of our ultracapacitors in a range of applications;

•	Designing products that are more environmentally friendly than conventional battery storage options; and

•	By maintaining broad and deep protections of key intellectual property.

In addition to our strategy for ultracapacitors, we seek to expand revenue and market opportunities for our high-voltage capacitors and radiation-mitigated microelectronic products. While these are niche businesses with highly specialized applications, they also are based on high-margin products for which we are a leading technology provider. Going forward, we plan to maintain and expand this competitive position by leveraging our technological expertise to develop new products that not only meet the demands of our current markets, but also address additional applications as well. For example, our microelectronic group recently introduced a new single-board computer for the space and satellite market. This product, which leverages our expertise in reliability and radiation-mitigation, provides access to a new market opportunity by addressing an application that we did not previously serve.

Products and Applications

Our products incorporate our expertise and proprietary power and microelectronics technology at both the component and system level for specialized, high-value applications for which customers require ultra-high reliability.

Ultracapacitors

An ultracapacitor, also known as a supercapacitor, stores energy electrostatically by polarizing an organic salt solution. Although it is an electrochemical device, there are no chemical reactions involved in its energy storage mechanism. The mechanism is highly reversible, allowing the ultracapacitor to be rapidly charged and discharged hundreds of thousands of times without noticeable degradation even in very high peak power applications.

Compared with traditional capacitors which have very little energy storage capacity and discharge power too rapidly to be suitable for many power delivery applications, ultracapacitors have much greater energy storage capacity and can discharge power over time periods ranging from fractions of a second to several minutes.

Unlike conventional batteries, ultracapacitors recharge in as little as fractions of a second from any electrical energy source. They operate reliably through hundreds of thousands to millions of discharge/recharge cycles with minimal degradation of performance, compared with only a few thousand cycles for conventional batteries. Although they contain only about ten percent of the energy of a conventional battery, they can deliver it with over 100 times the power.

Our ultracapacitors can be linked together in modules to satisfy higher energy storage and power delivery requirements, and can be charged from any primary energy source, such as a battery, generator, fuel cell or electrical outlet. Virtually any device that has peak power demands greater than its average power requirement is a candidate for our ultracapacitors as part of its energy storage and power delivery system.

Our ultracapacitor products have significant advantages over batteries, including:

•	delivery of up to 100 times more instantaneous power;

•	significantly lower weight per unit of electrical energy stored;

•	the ability to discharge deeper and recharge much faster and more efficiently, thus producing less wasted energy in the form of heat;

•	the ability to operate reliably in extreme temperatures (-40 degrees C to +75 degrees C);

•	minimal to no maintenance requirements;

•	operational reliability for the life of the device or system; and

•	minimal environmental issues associated with disposal because they have no heavy metals.

Any device or system that requires storage of electrical energy and repeated discharges of variable amounts of power represents a potential application for ultracapacitors. With no moving parts and no chemical reactions, ultracapacitors provide a simple, solid state-like, highly reliable solution to buffer short-term mismatches between power available and power required.

New power-hungry electronic products, such as digital cameras and wireless communication devices, the increasing use of electric power in vehicles and the growing demand for highly reliable, maintenance-free, back-up power systems are creating significant markets for new energy storage and power delivery solutions. In many applications, power demand varies widely from moment to moment, with peak power demand typically being much greater than the average power requirement. For example, automobiles require much more power to accelerate than to maintain a constant speed, and digital cameras require more power to display images on a screen than to store images in memory.

Engineers historically have addressed power requirements by over-designing the engine, battery or other primary energy source to satisfy all of a system’s power demands, including demand peaks that occur infrequently and may last only a few seconds. Sizing the primary power source to meet such infrequent peak power requirements, rather than average power requirements, is costly and inefficient. Systems can be designed to be smaller, lighter and less costly by coupling conventional power sources with specialized energy storage components or modules that can deliver or absorb brief bursts of high power on demand for periods of time ranging from fractions of a second to several minutes.

The following diagram depicts the separation of a primary energy storage source from a peak power delivery component. Highly reliable components that enable this separation permit new designs to optimize the efficiency and cost effectiveness of the entire electrical power system.

Peak Power Application Model

Although conventional batteries historically are the most widely used component for both primary energy sourcing and peak power delivery, ultracapacitors, advanced batteries and flywheels increasingly are being used to separate and optimize these functions. Based in part on our products rapidly declining cost, high performance and “life-of-the-application” durability, we believe that our ultracapacitors are positioned to become a preferred solution for many energy storage and peak power delivery applications.

We offer our BOOSTCAP® ultracapacitors in several form factors, ranging from postage stamp size 5-Farad small cells to cylindrical 2,600-Farad large cells approximately two inches in diameter and six inches long. We are supplying our BOOSTCAP® ultracapacitors in volumes and at price points that are opening additional market opportunities for us. We also offer our POWERCACHE® back-up power systems, which are rack-mounted energy storage modules containing multiple BOOSTCAP® ultracapacitors.

Our smaller sized ultracapacitors have been designed into digital cameras and other consumer electronic devices, industrial electronics such as actuators, remote transmitting devices, high-intensity scanners, computer memory boards and transportation applications such as subway car alarm systems and electric actuators that replace mechanical latches in aircraft, train and automobile doors. Many products into which our small cell ultracapacitors have been designed now are in commercial production. Our large cell ultracapacitors have been designed into industrial applications such as uninterruptible power supply systems and transportation applications such as hybrid buses, trucks and autos, electric rail systems and capacitive starting systems for diesel trucks and locomotives. We received our first commercial production order to supply ultracapacitors for hybrid gasoline-electric transit buses in February 2004 and there has been an additional transit bus application since. Other large cell design-ins are progressing through the field test and evaluation phase.

The charts below describe a number of current applications for our BOOSTCAP® ultracapacitors that are now in commercial production or are in the field-testing or prototyping and evaluation phase.

5-Farad to 100-Farad Ultracapacitors

Market	Application	Stage of Commercialization
Consumer Electronics
• Digital cameras	• Battery enhancement and peak power supply	• Commercial production

Industrial Electronics
• Scanners	• Energy storage, back-up power and peak power supply	• Commercial production
• Utility meters • Actuators • Memory boards

Energy Generation
• Windmill power generators	• System control and optimization as well as energy storage and peak power supply	• Commercial production

Fuel Cell Augmentation
• Stationary fuel cell systems	• Startup and peak load buffering to optimize system size and cost	• Field testing and evaluation
• Fuel cell drive trains	• Initial starting and braking energy recapture and reuse in vehicles	• Field testing and evaluation

Transportation
• Helicopter airbags	• Energy storage, back up power and peak power supply	• Commercial preproduction and production, except automobile door actuators which are in the prototyping and evaluation phase
• Airplane door actuators • Pilot transponders • Automobile door actuators

350-Farad to 2,600-Farad Ultracapacitors

Market	Application	Stage of Commercialization
Industrial & Telecommunications
• Uninterruptible power supply systems	• Short-term bridge power for uninterruptible power supply systems that incorporate fuel cells or generators as the long-term back up power source for telecommunication base stations	• Field testing and evaluation of Maxwell proprietary POWERCACHE® rack mount systems underway
	• Energy storage and peak power supply for automated industrial equipment	• Prototyping and evaluation of integrated systems

Transportation
• Rail systems	• Recapture of braking energy and initial acceleration for electric trains	• Field testing and evaluation of in-station as well as on-board modules developed by third party system integrators
	• Capacitive starting systems for diesel locomotives	• Prototyping and evaluation of capacitive starting subsystems developed by third party integrators

• Bus and truck systems	• Recapture of braking energy and initial acceleration for internal combustion/hybrid-electric and fuel cell drive trains	• Initial production for gasoline-electric bus drive trains and field testing and evaluation of truck diesel-electric hybrid drive trains developed by third party integrators
	• Capacitive starting systems for diesel engines	• Prototyping and evaluation of capacitive starting subsystems developed by third party integrators
	• All-electric short-haul buses, fork lifts, vans and other high stop/start vehicles	• Prototyping and evaluation of vehicles developed by third party integrators

• Automobile systems (12 and 42 volts)	• Recapture of braking energy	• Prototyping and evaluation of modules developed by Maxwell and by third party integrators, and of electrical subsystems developed by third party integrators
• Initial acceleration for internal combustion/electric and fuel cell drive trains
• Distributed power for all electric power steering and braking and other subsystems

Applications such as bus, truck and auto drive trains, electric rail systems and uninterruptible power supplies require integrated modules consisting of up to several hundred ultracapacitor cells. To facilitate adoption of ultracapacitors for these larger systems, we are complementing our internal capabilities with those of third parties who possess the systems integration and power and thermal management capabilities to provide fully integrated systems and modules.

We have also developed integration technologies to accelerate the adoption by our customers of multi-cell ultracapacitor modules and systems. These include proprietary electrical balancing, thermal management systems and interconnect technologies. We have applied for patents for certain of these technologies, and we are in the process of applying for patents for certain other of these technologies.

High-Voltage Capacitors

Electric utility grids have switches, circuit breakers, step-down transformers and measurement instruments responsible for the transport, distribution and measurement of high-voltage electricity. High-voltage capacitors are used to protect these systems from high-voltage arcing. In addition to performance, these applications require extremely high reliability and durability, with failure rates of less than a few percent measured in decades.

Maxwell, through its acquisition in 2002 of Montena Components Ltd., or Montena (now known as Maxwell Technologies SA), and its CONDIS® line of high-voltage capacitor products, is the world’s largest producer of such products for use in utility infrastructure, with more than 20 years of experience in the industry. Engineers who have specific expertise in high-voltage systems develop and test our capacitors in our high-voltage facility in Rossens, Switzerland. Our high-voltage capacitors are produced through a proprietary, automated winding and assembly process to ensure consistent quality and reliability. We are upgrading our high-voltage capacitor production facility in 2004 to double its output capacity and significantly shorten order delivery intervals. This upgraded facility is currently in the “debug” phase and has successfully produced revenue generating products.

Currently, we sell our high-voltage capacitors to large systems integrators, such as ABB Ltd., Alstom Corporation and Siemens AG, who install and service electrical utility infrastructure around the world.

Radiation-Mitigated Microelectronic Products

Manufacturers of commercial and military satellites and other spacecraft require on-board microelectronic devices and systems that meet very specific functional requirements and can withstand exposure to radio active energy encountered in space, including gamma rays and hot electrons and protons. In the past, microelectronic components and systems for these special applications have used only specifically fabricated radiation-hardened silicon. However, the process of designing and producing radiation-hardened silicon is lengthy and expensive and there are only a few specialty semiconductor fabricators; thus, supplies of radiation-hardened silicon are limited. As a result, demand for components made with the latest commercial silicon, protected by shielding and other radiation mitigation techniques, is growing. Commercial silicon provides higher functionality and costs significantly less than radiation-hardened silicon. Producing components and systems incorporating radiation-mitigated commercial silicon requires expertise in power electronics, circuit design, silicon selection, radiation shielding and extensive expertise in quality assurance testing.

We design, manufacture and market radiation-mitigated microelectronic products, including power modules, memory modules and single-board computers, for the space and satellite markets. Using highly adaptable, proprietary, packaging and shielding and other radiation mitigation techniques, we custom design products that allow original equipment manufacturers, or OEMs, to use powerful, low cost, commercial silicon protected with the level of radiation shielding required for reliable performance in the harsh environments in which they are to be deployed.

Manufacturing

We have consolidated the manufacturing of our ultracapacitors, high-voltage capacitors and radiation-mitigated microelectronic products into two production facilities located in San Diego, California, and Rossens, Switzerland. Over the past four years, we have made substantial capital investments to build and outfit production facilities incorporating the latest available technologies, which include both mechanization, as well as automation. We have trained most of our personnel in advanced operational techniques including demand-based manufacturing. We have also added advanced information technology infrastructures and have implemented new business processes and systems to increase our manufacturing capacity and improve efficiency, planning and product quality. Our production facilities have been designed with flexible overhead power grids and modular manufacturing cells and equipment that allow factory operations to be reconfigured rapidly at minimal expense. After completion of our current upgrades, we believe that our manufacturing facilities and resources give us sufficient capacity to meet 2005 demand for all of our current product lines without significant additional capital expenditure.

Acceptance of our ultracapacitor products and high-voltage capacitor products depends in part on compliance and certification with a number of U.S. and foreign standards for electronic components and systems. Among the entities that promulgate such standards are Underwriters Laboratories, Canadian Standards Association and Committee European. We incorporate compliance with such standards into our quality assurance protocols in building and testing these products.

Ultracapacitors

In 2001, we installed an automated assembly line for our 5-Farad and 10-Farad small cell ultracapacitors at our San Diego production facility. This line can produce approximately 40,000 to 50,000 small cells per 24-hour production day. Current production is approximately 20,000 to 25,000 small cells per day based on a 12-hour production day.

We produce our large cell ultracapacitors on a pilot production line in our Rossens, Switzerland facility. We expect to complete by year end 2004 our first high-volume, semi-automated manufacturing lines for our 350-Farad to 2,600-Farad ultracapacitors in our Swiss facility. We are also redesigning our large cell products to facilitate this automation and to incorporate much lower cost materials. In addition to significantly reducing material cost, the new designs are contemplated to reduce both the number of parts in a finished cell and the number of manufacturing process steps.

In February 2003, we formed an ultracapacitor manufacturing and marketing alliance with Yeong-Long Technologies Co., Ltd., or YEC. YEC is a $200 million revenue per annum manufacturer of electrolytic components headquartered in Taichung, Taiwan, with manufacturing and sales operations in mainland China. We entered into this alliance in order to commercialize our proprietary BOOSTCAP® ultracapacitors in China, and to help position us as a global supplier of ultracapacitors with production facilities in North America and Europe, and access to facilities in Asia. This alliance allows YEC to produce and sell our ultracapacitor products on a non-exclusive basis in the Chinese market, under a royalty-bearing agreement. It also provides for YEC to develop products in new form factors, and it permits us to utilize YEC’s manufacturing capacity for our distribution outside of China.

High-Voltage Capacitors

We produce our high-voltage grading and coupling capacitors at our Rossens, Switzerland facility. We believe we are the only high-voltage capacitor producer that manufactures its products with automated winding and stacking, and assembly processes. This enables us to produce consistent, high quality and highly reliable products, and gives us sufficient capacity to satisfy global customer demand. Using advanced demand-based techniques, we are upgrading the assembly portion of the process to a “cell-based,” “just-in-time” design this year, in order to double our current production capacity without additional direct labor, and shorten “order-to-delivery” times. Our new production facility is currently in the “debug” phase and has successfully produced revenue producing products. This production facility has already demonstrated significant reductions in manufacturing cycle time. We expect to complete this project by the end of 2004. We believe this upgrade will allow us to expand our market penetration into capacitive voltage divider products, which we believe could materially increase the size of the market we currently serve.

Radiation-Mitigated Microelectronics Products

We produce our radiation-mitigated microelectronics products at our San Diego production facility. We have reengineered our production processes for radiation-mitigated microelectronics, resulting in dramatic reductions in cycle time and a significant increase in yield. Customer audits have confirmed our belief that we have “top-tier” manufacturing capabilities for highly reliable, radiation-mitigated power modules, memory modules and single-board computers, and that we have ample capacity to meet the demands of our customers in the space and satellite markets. This facility has recently been granted QML-V certification by the Department of Defense procurement agency. There are approximately one dozen QML-V certified companies in the world.

Our radiation-mitigated microelectronics production operations include die characterization, packaging, electrical, environmental and life testing. During 2002 and 2003, manufacturing cycle times were reduced and operator productivity increased, such that the current facility is capable of doubling production volumes without the need for additional direct labor or capital.

Suppliers

We generally purchase components and materials, such as electronic components, dielectric materials and metal enclosures from a number of suppliers. For certain products, such as our radiation-mitigated microelectronic products and our high-voltage capacitors, we rely on a limited number of suppliers or a single supplier. Although we believe there are alternative sources for some of the components and materials that we currently obtain from a single source, there can be no assurance that we will be able to identify and qualify alternative suppliers in a timely manner. Therefore, in critical component areas, we “bank,” or store, critical high value materials, especially silicon die. We are working to reduce our dependence on sole and limited source suppliers through an extensive global sourcing effort.

Marketing and Sales

We market and sell all of our components and systems products through both direct and indirect sales organizations in North America, Europe and Asia for integration by OEM customers into a wide range of electronic systems and products. Because the introduction of emerging technologies requires customer acceptance of new and different technical approaches, and because many of our OEM customers have rigorous vendor qualification processes, the initial sale of our products can take months or even years.

Our principal marketing strategy is to cultivate long-term relationships by becoming a preferred supplier with an opportunity to compete for multiple supply agreements and follow-on contracts with our key OEM customers. As these design-in sales tend to be technical and engineering-intensive, we organize customer-specific teams composed of sales, engineering, research and development and other technical personnel to work closely with our customers across multiple disciplines to satisfy their requirements for form, fit, function and environmental needs. As time-to-market often is the primary consideration in our customers’ decisions to use our components, the initial sale and design-in process frequently evolves into ongoing account management to ensure on-time delivery and responsive technical support and problem-solving.

Because of the nature of each of our three product lines, we conduct discrete marketing programs intended to position and promote our products. These include trade shows, seminars, advertising, public relations, distribution of product literature and Internet websites. We employ marketing communications specialists and outside consultants to develop and implement our marketing programs, design and develop marketing materials, negotiate advertising media purchases, write and place product news releases and manage our marketing websites.

We have an alliance with YEC to manufacture and market our proprietary BOOSTCAP® ultracapacitor products in China. Through this alliance, we seek to expand our ultracapacitor product line and increase sales in China.

Competition

Each of our product lines has competitors, many of whom have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger installed customer bases than we do. In some of the target markets for our emerging technologies, we face competition both from products utilizing well-established, existing technologies and other alternative novel technologies.

Ultracapacitors

Our ultracapacitor products have two types of competitors: other ultracapacitor suppliers, and developers of alternative technologies. Although a number of companies are developing ultracapacitor technology, we currently have two principal competitors in ultracapacitor or supercapacitor products: Panasonic, a division of Matsushita Electric Industrial Co., Ltd., and EPCOS AG. The key competitive factors in the ultracapacitor market are price, performance (energy stored and power delivered per unit volume), durability and reliability, form factor, operational lifetime and overall breadth of product offerings. We believe that our products compete favorably with respect to these competitive factors.

Ultracapacitors also compete with other technologies, including advanced batteries in power quality and peak power applications, and with flywheels and batteries in back-up energy storage applications. We believe that ultracapacitors’ high durability, long life, high performance and value proposition give them a competitive advantage over these alternative choices in many applications. In addition, a coupling of ultracapacitors with some of these alternative solutions may provide an optimized solution for the customer that neither alone can provide.

High-Voltage Capacitors

Maxwell, through its acquisition in 2002 of Montena (now known as Maxwell Technologies SA) and its CONDIS® line of high-voltage capacitor products, is the world’s largest producer of such products for use in utility infrastructure. Our principal competitors in the high-voltage capacitor markets are in-house production groups of certain of our customers and other independent manufacturers, such as the Coil Product Division of Trench Limited in Canada and Europe and Hochspannungsgeräte Porz GmbH in Germany. We believe that we compete favorably with respect to being a consistent supplier of highly reliable high-voltage capacitors, and with respect to our expertise in high-voltage systems design. Over the last ten years, our largest customer, ABB Ltd., has evolved from predominantly in-house production of grading and coupling capacitors to outsourcing substantially all of their needs to us.

Radiation-Mitigated Microelectronic Products

Our radiation-mitigated power modules, memory modules and single-board computers compete with the products of traditional radiation-hardened integrated circuit suppliers such as Honeywell Corporation, Lockheed Martin Corporation and BAE Systems. We also compete with commercial integrated circuit suppliers with product lines that have inherent radiation tolerance characteristics, such as National Semiconductor Corporation, Analog Devices Inc. and Temic Instruments B.V. (in Europe). Our proprietary radiation-mitigation technologies enable us to provide flexible, high function, low-cost, radiation protection solutions utilizing the most advanced commercial electronic circuits and processors. In addition, we compete with component product offerings from high reliability packaging houses such as Austin Semiconductor, Inc., White Microelectronics, Inc. and Teledyne Microelectronics, a unit of Teledyne Technologies, Inc.

Research and Development

We maintain active research and development programs to improve existing products and to develop new products. For the year ended December 31, 2003, our research and development expenditures totaled approximately $5.9 million, compared with $8.4 million and $11.5 million in the years ended December 31, 2002 and December 31, 2001, respectively. The decrease reflects the divestiture of several non-core business lines and the elimination of associated research and development expense.

In general, we focus our research and product development activities on:

•	designing and producing products that perform reliably for the life of the end product into which they are integrated;

•	making our products less expensive to produce, to enable market growth through competitive pricing;

•	designing our products to have superior technical performance;

•	designing new products that provide novel solutions to expand our market opportunities; and

•	designing our products to have small size and light weight.

Most of the current research, development and engineering activity for our products is focused on material science, including electrically conducting and dielectric materials, ceramics and radiation-tolerant silicon and ceramic composites, to improve performance, reliability, ease of manufacture and cost. Efforts also are focused on product design for high-volume manufacturing, manufacturing engineering and manufacturing processes.

•	The principal focus of our ultracapacitor development activities is to increase power and energy density and power delivery, ensure long operational life and dramatically reduce the cost of producing our products. Our ultracapacitor designs focus on low-cost, high-capacity devices in standard sizes ranging from 5-Farad to over 2,600-Farad cells. We seek to penetrate cost-sensitive applications at multi-million unit volumes.

•	The principal focus of our high-voltage capacitor development efforts is to enhance reliability, reduce the weight and size of the capacitors while improving high-voltage performance characteristics and reduce manufacturing cost. We also are directing our design efforts to develop high-voltage capacitors for additional applications.

•	The principal focus of our microelectronics product development activities is on circuit design, shielding and other radiation-mitigation techniques that allow the use of powerful commercial silicon components in space and satellite applications where ultra high reliability is an absolute requirement. We are also focused on the creation of system solutions which overcome the basic failure rate of individual components through architectural approaches, including redundancy, mitigation and correction. This involves expertise in system architecture, including algorithm and micro-code development, circuit design and the physics of radiation effects on silicon electronic components.

Intellectual Property

We continue to place an increased emphasis on inventing proprietary processes and designs that significantly increase the value and uniqueness of our product portfolio, and on obtaining patents to provide the broadest possible protection for those products and related technologies. Our ultimate success will depend in part on our ability to protect existing patents, pursue patent protection and develop new processes and designs not protected by the patents of third parties. As of August 31, 2004, we held 48 issued patents, and had 28 pending patent applications and numerous provisional applications. Of the issued patents, 14 issued patents relate to our ultracapacitor products, and 12 relate to our microelectronics technology products. Our subsidiary, PurePulse Technologies, Inc. (“PurePulse”), which suspended operations in 2002, holds the remaining 22 issued patents. Our issued patents have various expiration dates ranging from 2014 to 2024.

Our pending patent applications and any future patent applications may not be allowed. We routinely seek to protect our new developments and technologies through obtaining patents in the U.S. and corresponding foreign patents in the principal countries of Europe and Asia. At present, with the minor exception of microcode architectures within our radiation-mitigated microelectronics product line, we do not rely on licenses from any third parties to produce or commercialize our products.

The existing patent portfolios and pending patent applications covering the technologies associated with our ultracapacitor and microelectronic products relate primarily to:

Ultracapacitors

•	the physical composition of the electrode and its design and fabrication;

•	the physical cell package design and the process used in its production;

•	cell-to-cell interconnect technologies that increase the power performance and lifetime of BOOSTCAP(R)products; and

•	module and system designs that facilitate applications of ultracapacitor technology.

Microelectronics

•	system architectures that enable commercial silicon products to be used in harsh radiation environments;

•	technologies and designs that improve packaging densities while mitigating the effect of radiation on commercial silicon; and

•	radiation-mitigation techniques that improve performance while protecting the silicon from the effects of harsh radiation.

Historically, our high-voltage capacitor products have been based on our know-how and trade secrets rather than on patents. We filed our first patent application covering our high-voltage capacitor technology in the first quarter of 2003, and we will continue to pursue patent protection in addition to trade secret protection of certain aspects of the products’ design and their production.

Establishing and protecting proprietary products and technologies is a key element of our strategy. Although we attempt to protect our intellectual property rights through patents, trademarks, copyrights, trade secrets and other measures, there can be no assurance that these steps will be adequate to prevent infringement, misappropriation or other misuse by third parties, or will be adequate under the laws of some foreign countries, which may not protect our intellectual property rights to the same extent as do the laws of the U.S.

We use employee and third party confidentiality and nondisclosure agreements to protect our trade secrets and unpatented know-how. We require each of our employees to enter into a proprietary rights and nondisclosure agreement in which the employee agrees to maintain the confidentiality of all our proprietary information and, subject to certain exceptions, to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment with us. In addition, we regularly enter into nondisclosure agreements with third parties, such as potential product development partners and customers.

Backlog

Backlog for continuing operations for the year ended December 31, 2003 was at approximately $10.2 million and as of August 31, 2004 was approximately $8.5 million. Backlog consists of firm orders for products that will be delivered within 12 months. Because we have dramatically reduced production cycle times, our customers are less likely to commit firm purchase orders as far in advance of their production needs as they did in the past.

Significant Customers

Sales of high-voltage capacitors to ABB Ltd. amounted to approximately $5.8 million, or 13%, of our total revenue for the year ended December 31, 2003. We have a long term supply agreement with ABB Ltd. that was renewed in April 2004 and expires in April 2007. Sales of magnetics-based power systems products to General Electric Medical Systems amounted to approximately $11.6 million, or 20%, of our total revenue for the year ended December 31, 2002. Our magnetics-based power systems products operations were phased-out in the first quarter of 2004.

Government Regulation

Due to the nature of our operations and the use of hazardous substances in some of our ongoing manufacturing and research and development activities, we are subject to stringent federal, state and local laws, rules, regulations and policies governing workplace safety and protection of the environment, including the use, generation, manufacturing, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. In the course of our historical operations, materials or wastes may have spilled or been released from properties owned or leased by us or on or under other locations where these materials and wastes have been taken for disposal. These properties and the materials and wastes spilled, released, or disposed thereon are subject to environmental laws that may impose strict liability, without regard to fault or the legality of the original conduct, for remediation of contamination resulting from such releases. Under such laws and regulations, we could be required to remediate previously spilled, released, or disposed substances or wastes or to make capital improvements to prevent future contamination. Failure to comply with such laws and regulations also could result in the assessment of substantial administrative, civil and criminal penalties and even the issuance of injunctions restricting or prohibiting our activities. Moreover, it is possible that implementation of stricter environmental laws and regulations in the future could result in additional costs or liabilities to us as well as the industry in general. While we believe we are in substantial compliance with existing environmental laws and regulations, we cannot assure you that we will not incur substantial costs in the future.

In addition, certain of our microelectronics products are subject to International Traffic in Arms export regulations when shipping outside of the U.S. We routinely obtain export licenses for our product shipments outside of the U.S. for these products.

Legal Proceedings

From time to time we are involved in litigation arising out of our operations. We maintain liability insurance, including product liability coverage, in amounts we believe to be adequate. We have been named as a defendant in a suit filed on March 4, 2004 in the Superior Court of the State of California for the County of San Luis Obispo. This suit, Edmonds vs. I-Bus/Phoenix, Inc., was filed by the plaintiff on his behalf and alleges damages concerning the repurchase of I-Bus/Phoenix, Inc. shares. While the Company’s legal counsel cannot express an opinion on this matter, management believes that any liability of the Company that may arise out of or with respect to this matter will not materially adversely affect the financial position, results of operations or cash flows of the Company.

Employees

At August 31, 2004, we had 203 employees, consisting of 112 full-time employees and two temporary employees in the U.S., and 79 full-time employees plus 10 temporary employees in Switzerland. None of our U.S. employees are members of a labor union. We believe that approximately 30% of our employees in Switzerland are members of a labor union. According to Swiss law, employers cannot inquire into the union status of employees. We consider our relations with our employees to be good.

Facilities

Our headquarters and principal research, manufacturing and marketing facilities occupy approximately 45,000 square feet in San Diego, California, under a renewable lease that expires in July 2007. In addition, we lease research, manufacturing and marketing facilities occupying 68,620 square feet in Rossens, Switzerland, under a renewable lease that expires in June 2009.

We have the capacity to meet increases to our forecasted production requirements and, therefore, we believe our facilities are adequate to meet our needs in the foreseeable future.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the following Risk Factors, in addition to the other information included in or incorporated by reference into this prospectus. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We have a history of losses and we may not achieve or maintain profitability in the future, which may decrease the market value of our common stock.

We have incurred net losses in our last five fiscal years. We cannot assure you that we will become profitable in the foreseeable future, if ever. Even if we do achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period as a result of a number of factors, including but not limited to the following:

•	the amounts invested in developing, manufacturing and marketing our products in any period compared with the volume of sales of our products in the same period;

•	fluctuations in demand for our products by our OEM customers;

•	loss of sales to our largest customers;

•	the prices at which we sell our products and services compared with the prices of our competitors;

•	the timing of our product introductions may lag behind those of our competitors;

•	any decrease in our profit margins; and

•	any negative impacts resulting from acquisitions we have made or may make.

In addition, because our business is focused on new technologies, we incur significant costs developing and marketing our products and, in order to increase our market share, we may sell our products at profit margins below those we ultimately expect to achieve and/or significantly reduce the prices of our products and services in a particular quarter or quarters. The impact of the foregoing may cause our operating results to be below the expectations of public market analysts and investors, which may result in a decrease in the market value of our common stock.

We have recently changed our business focus and business strategy, and we may not be able to continue to develop or market our products successfully.

Historically, we relied in part upon government contracts relating to our defense contracting business to fund our research and development, and we derived a significant portion of our revenues from the government sector. In March 2001, we sold our defense contracting business and we now generate revenue solely from developing, manufacturing and marketing commercial products, many of which have been developed since 2000. If we are unable to continue to develop or to market our products successfully, we may not achieve or maintain profitability in the future.

We have recently introduced many of our products into commercial markets, some of which are new or developing, and we must demonstrate our capabilities to be a reliable supplier of these products. Some of our products are alternatives to established products or provide capabilities that do not presently exist in the marketplace. The success of our products is significantly affected by their cost, performance, technology standards and end-user preferences, and if we are not successful in implementing our new business strategy, our business, operating results and financial position could be materially harmed.

Our large cell ultracapacitors designed for transportation and industrial applications may not gain widespread commercial acceptance.

We have designed our large cell ultracapacitor products primarily for use in transportation and industrial applications. Currently, most of the major automotive companies are pursuing initiatives to develop alternative power sources for cars and trucks and eventually to replace the current 12-volt electrical system with a 42-volt electrical system. We believe our ultracapacitors provide an innovative alternative power solution for both of these applications. However, the current per unit cost of ultracapacitors has prevented them from gaining widespread commercial acceptance. In addition, there are other competing technologies presently available to automotive manufacturers and suppliers, such as nickel metal hydride and other advanced batteries, engines using alternative fuels and competing ultracapacitors. We believe that the long-term success of our ultracapacitors will be determined by our ability to reduce the cost of production, consistently produce quality products on a commercial scale, outperform the competing technologies, demonstrate long-term durability and safety, and to have our ultracapacitors widely designed into the next generation of the power drive trains in hybrid powered cars and trucks and the first generation of 42-volt electrical systems. If our ultracapacitors fail to achieve widespread commercial acceptance in the next generation of automotive products, our revenues and growth opportunities will be adversely impacted in future periods and our overall business prospects will be significantly impaired.

We may be unable to produce our large cell ultracapacitors in commercial quantities or reduce the cost of production enough to be commercially viable for widespread applications.

If we are not able to produce large quantities of our large cell ultracapacitors in the near future at a dramatically reduced per unit price, our large cell ultracapacitors may not be a commercially viable alternative to traditional or other alternative energy storage and power delivery devices. Although we have already begun selling a new type of BOOSTCAP® large cell ultracapacitor designed for transportation and industrial applications, we have only produced this ultracapacitor in limited quantities and at a relatively high cost as compared with traditional energy storage and power delivery devices. We are currently investing significant resources in improving the cell design for higher performance at lower cost and in automating and scaling up our manufacturing capacity to permit us to produce this product in commercial quantities sufficient to meet the needs of our potential customers. Furthermore, we believe, based on discussions with potential customers in the automotive and transportation industry, that our ultracapacitors will not provide a commercially viable solution for our customers’ needs unless we are able to reduce the per unit cost dramatically below our current per unit cost. If we are not successful in the near future in reducing our cost of production and establishing the capability to produce large quantities of ultracapacitors, we may not be able to generate commercial acceptance of, and sufficient revenue from, this product to recover our significant investment in the development and manufacturing scale-up of this product, and our overall business prospects will be significantly impaired.

We may experience difficulty manufacturing our products on a commercial scale.

We may experience difficulty in manufacturing our products in increased quantities, outsourcing the manufacturing of selected products and improving our manufacturing processes. If we are unable to manufacture our products in increased quantities, or if we are unable to outsource the manufacturing of selected products or improve our manufacturing processes, we may be unable to increase sales and market share for our products and could also lose existing customers. We have limited experience in manufacturing our products in high volume and, therefore, it may be difficult for us to achieve the following results:

•	increase the quantity of the new products we manufacture, especially those products that contain new technologies;

•	reach satisfactory outsourcing arrangements with manufacturing partners;

•	reduce our manufacturing costs to a level needed to produce adequate profit margins; and

•	design and procure additional automated manufacturing equipment.

It may also be difficult for us to solve management, technological, engineering and other problems which may arise in connection with our manufacturing processes. These problems may include production volumes and yields, quality assurance, adequate and timely supply of materials and shortages of qualified management and other personnel. In addition, we may elect to have some of our products manufactured by third parties. If we outsource the manufacture of our products, we will face risks with respect to quality assurance, product delivery schedules, cost and the lack of close engineering support.

We face risks associated with the marketing, distribution and sale of our products internationally.

We derive a significant portion of our revenues from sales to customers located outside the U.S. We expect our international sales to continue to represent a significant and increasing portion of our future revenues. As a result, our business will continue to be subject to certain risks, such as foreign government regulations, export controls, changes in tax laws, tax treaties, tariffs and freight rates. If we are unable to manage these risks effectively, it could impair our ability to increase international sales.

We have substantial operations in Switzerland. Since we are relatively inexperienced in managing our international operations, we may be unable to effectively operate and expand our worldwide business and to manage cultural, language and legal differences inherent in international operations. In addition, to the extent we are unable to respond to political, economic and other conditions in these countries effectively, our business, results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could increase our tax rates.

As a result of our international operations and related revenue generated outside of the U.S., the dollar amount of our revenue and expenses may be materially affected by fluctuations in foreign currency exchange rates.

Our alliance to promote our products and technology in China poses special risks for our business, any one of which could materially and adversely affect our business, financial condition and results of operations.

We intend to conduct business in the People’s Republic of China, or PRC, through our ultracapacitor manufacturing and marketing alliance with Yeong-Long Technologies Co., Ltd., or YEC, a manufacturer of electrolytic capacitors headquartered in Taichung, Taiwan. YEC has manufacturing and sales operations in mainland China. We have entered into a license agreement with YEC to use our technology in China, including:

•	the licensing of our BOOSTCAP(R)ultracapacitors to YEC pursuant to a royalty-bearing license agreement; and

•	the utilization of YEC’s manufacturing capacity for the distribution of our products outside of China.

Changes in the political environment in the PRC could harm our business there.

The value of our alliance in the PRC and the profitability of that alliance may be adversely affected by changes in the political environment in the PRC. Since 1949 the PRC has been a socialist state and has been and is expected to continue to be controlled by the Communist Party of China. Changes in the political leadership in the PRC or the Communist Party of China could lead to changes in legal and business regulation and the general political, economic and social environment in that country. In addition, past relations between the PRC aqnd Taiwan have been marked by political and economic tension. Any negative changes in the political environment in the PRC or in its relations with Taiwan could adversely affect our business, financial condition and results of operations.

We may have difficulty in protecting our intellectual property rights in the PRC.

YEC is licensed to use our patented ultracapacitor technology to manufacture and market ultracapacitor products in the PRC. Patent and other intellectual property rights receive substantially less protection in the PRC than is available in the United States. We cannot assure you that we will be able to protect our proprietary rights in the PRC or elsewhere. The unauthorized use of our technology by others, particularly in the PRC where labor costs are low, could have a material adverse effect on our business, financial condition and results of operation.

Enforcement of our legal rights may be difficult in the PRC.

The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation. As the legal system in the PRC develops, our alliance may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, we may not be able to obtain timely and equitable enforcement of those laws.

If our OEM customers fail to purchase our components or to sell sufficient quantities of their products incorporating our components, or if our OEM customers’ sales timing and volume fluctuates, it could prevent us from achieving our sales and marketshare goals.

Virtually all of our revenues are derived from sales to a relatively small number of OEM customers, as opposed to direct sales to many retail customers. Our ability to make sales to OEM customers depends on our ability to compete effectively, primarily on price, delivery and quality. The timing and volume of these sales depend upon the sales levels and shipping schedules for our OEM customers’ own products. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers fail to sell a sufficient quantity of products incorporating our components, or if the OEM customers’ sales timing and volume fluctuate, it could prevent us from achieving our sales targets and negatively impact our market share. Our OEM customers typically require a long development and engineering process before incorporating our products and services into their systems and products. This period of time is in addition to the time we spend on basic research and product development. As a result, we are vulnerable to changes in technology or end user preferences.

Our opportunity to sell our products to our OEM customers typically occurs at infrequent intervals, depending on when the OEM customer designs a new product or enhances an existing one. Because our products have lengthy sales cycles, we may experience substantial delays between incurring expenses related to research and development, and the generation of revenue. In addition, if we are not aware of an OEM’s product development schedule, or if we cannot provide components or technologies when they develop their products, we may miss a sales opportunity that may not reappear for some time.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the product areas in which we do business.

Our success depends on establishing and protecting our intellectual property rights. Although we try to protect our intellectual property rights through patents, trademarks, copyrights, trade secrets and other measures, these steps may not prevent infringement, misappropriation or other misuse by third parties. We have taken steps to protect our intellectual property rights under the laws of the United States and certain foreign countries, but our efforts may not be effective to the extent that foreign laws are not as protective as the laws of the U.S. In addition, we face the possibility that third parties might “reverse engineer” our products to discover how they work and introduce competing products that are designed to avoid our patents, or that third parties might independently develop products and intellectual property competitive with or superior to ours.

We face the following risks in protecting our patents:

•	our patents may be circumvented or challenged and held unenforceable or invalid;

•	our pending or future patent applications, if any, may not be issued in a timely manner and may not provide the protections we seek; and

•	others may claim rights in the patented and other proprietary technology that we own or license.

If our patents are invalidated or if it is determined that we or the licensor of a patent that is licensed to us do not hold sole rights to the patent, we could lose our competitive advantage in the product areas dependent on such patents.

Competing research and patent activity in our product areas is substantial. Conflicting patent and other proprietary rights claims may result in disputes or litigation. Although we do not believe that our products or proprietary rights infringe on third party rights, infringement claims could be asserted against us in the future. Also, we may not be able to stop a third party product from infringing on our proprietary rights without litigation. If we are subject to such claims, or if we are forced to bring such claims, we could face time-consuming, costly litigation that may result in product shipment delays and possible damage payments or injunctions that could prevent us from making, using or selling infringing products. We may also be required to enter into royalty or licensing agreements on unfavorable terms as part of a judgment or settlement which could have a negative impact on the amount of revenue derived from our products or proprietary rights.

Our ability to enter into successful alliances or other strategic arrangements may affect our success.

We anticipate licensing our technology to others in targeted applications or geographic sectors. Our ability to generate revenue from these activities may be affected by the performance of the companies to which we license our technology. Our licenses may grant exclusivity with respect to certain uses or geographic areas. As a result, we will be wholly dependent on the success of the licensee for success with respect to any exclusive use or geographical area. For example, our manufacturing and marketing alliance with YEC is with a foreign partner and we anticipate that future licensing agreements and alliances may be made with other foreign partners or entities. As a result, these future business relationships may be subject to the political climate and economies of the foreign countries where our business partners reside or where we do business. We cannot assure you that our licensing or alliance partners will provide us with the support we anticipate, that any of the alliances or other relationships will be successful in developing our technology for use with their intended products, or that any of the alliances or other relationships will be successful in manufacturing and marketing products incorporating our technologies. Any of our international operations will also be subject to certain external business risks such as exchange rate fluctuations, political instability and a significant weakening of a local economy in which a foreign entity with which we have an affiliation operates or is located. Certain provisions of the alliance agreements that are for our benefit may be subject to restrictions in foreign laws that limit our ability to enforce those contractual provisions. Failure of these alliances to be successful could have a material adverse effect on our business and prospects.

If we are unable to secure qualified and adequate sources for our materials, components and sub-assemblies, we may not be able to make our products at competitive costs and we may have difficulty meeting customer demand, which could damage our relationships with our customers.

Our ability to manufacture products depends in part on our ability to secure qualified and adequate sources of materials, components and sub-assemblies at prices and on schedules that will enable us to make our products at competitive costs and deliver them in a timely fashion. We purchase a small, select number of products or parts used in our products from single-source suppliers. Upon occasion, we have experienced difficulty in obtaining timely delivery of supplies from other third-party suppliers, which has adversely affected our delivery times to our customers. There can be no assurance that such supply problems will not recur in the future. Because we have no direct control over third-party suppliers, interruptions or delays in deliveries of supplies and parts from these sources could be difficult to remedy in a timely fashion. In addition, if such suppliers become unable or unwilling to deliver the necessary parts or products to us, we may be unable to redesign or adapt our technology to work without such parts or find alternative suppliers or manufactures. In any of such events, we could experience interruptions, delays, increased costs or quality control problems in manufacturing and delivering our products.

Our strategic alliances, joint ventures and acquisitions may distract our management and produce unexpected financial results.

In the normal course of business, we engage in discussions with third parties relating to possible strategic alliances, joint ventures and acquisitions. Acquisitions and strategic alliances may require us to closely interact with or integrate a different company culture, management team and business infrastructure. We may also have difficulty developing, manufacturing and marketing the products of a newly-acquired company in a way that enhances the performance of our combined businesses or product lines to realize the value from expected synergies. Depending on the size and complexity of an acquired business, our successful integration of the entity depends on a variety of factors, including:

•	the retention of key employees;

•	the management of facilities and employees in different geographic areas;

•	the retention of key customers; and

•	the integration or coordination of different research and development, product manufacturing and sales programs and facilities.

We have had mixed results from our prior acquisitions. Although we believe the acquisition of our Swiss subsidiary in 2002 has been highly successful, other acquisitions of companies or technologies in recent years have not produced positive results for us. Any impairment of the value of purchased assets or goodwill could have a significant negative impact on our future operating results.

All of these efforts require varying levels of management resources, which may divert our attention from other business operations. Furthermore, if market conditions or other factors lead us to change our strategic direction, we may not realize the expected value from such transactions. If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

We might be faced with products liability or warranty claims, either directly or indirectly through our customers, and we have no historical experience as to our potential liability.

We offer our customers a warranty for our products. Any defects that may occur in our products could, in turn, lead to defects in our customers’ products that incorporate our products. The occurrence of defects in our products could give rise to warranty claims against us or to liability for damages caused by such defects to our customers or to the customers of our customers. Such defects could also lead to liability for consequential damages, or product liability claims. Defects in our products could, moreover, impair the market’s acceptance of our products. We have no historical experience in evaluating the potential liability that could be created by claims under our warranty. If the claims made under such warranty exceed expected levels against which we have reserved, our results of operations and financial condition could be materially adversely affected.

If we are unable to retain and attract key employees, we could lose our technological and competitive advantage in some product areas and we may be unable to successfully market our products.

Since many of our products employ emerging technologies, our success depends upon the continued service of our key technical and senior management personnel. Some of our engineers are the key developers of our products and technologies. The loss of such engineers to our competitors could threaten our technological and competitive advantage in some product areas. Our performance also depends on our ability to identify, hire, train, retain and motivate qualified personnel, especially key operations executives and highly skilled engineers. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel; thus we cannot assure you that we will be able to retain and attract key personnel.

Because many of our products are new, we have limited experience marketing and selling them. The highly technical nature of the products we offer requires that we attract and retain qualified marketing and sales personnel, and we may have difficulty doing that in a highly competitive employment market. Our marketing and sales employees must demonstrate the advantages of our new technologies and products over those offered by our competitors. As part of our sales and marketing strategy, we also enter into arrangements with distributors and sales representatives and depend upon their efforts to sell our products. Our arrangements with outside distributors and sales representatives may not be successful.

We may not be able to obtain sufficient capital to successfully develop our business strategy, which could require us to change such strategy and result in increased losses and a loss of customers.

We believe that in the future we will need a substantial amount of additional capital to successfully implement our business strategy, including the following:

•	to meet potential volume production requirements for several of our product lines, in particular our ultracapacitors, which require high-speed automated production lines to achieve targeted customer volume and price requirements;

•	to expand our manufacturing capabilities and develop viable out-source partners and other production alternatives;

•	to fund our continuing expansion into commercial markets and compete effectively in those markets;

•	to achieve our long-term strategic objectives;

•	to maintain and enhance our competitive position; and

•	to acquire new or complementary businesses, product lines and technologies.

There can be no assurance that any necessary additional financing will be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to change or delay our planned growth which could result in decreased revenues, increased losses from operations and a loss of customers.

Our credit agreements contain various restrictions and covenants that limit management’s discretion in the operation of our business and could limit our ability to grow and compete.

The credit agreements governing our bank credit facilities contain various provisions that limit our ability to:

•	incur additional debt, including any debt which we may issue in this offering;

•	make loans, pay dividends and make other distributions;

•	create certain liens on, or sell, our assets;

•	merge or consolidate with another corporation or entity, or enter into other transactions outside the ordinary course of business; and

•	make certain changes in our capital structure.

These provisions restrict management’s ability to operate our business in accordance with management’s discretion and could limit our ability to grow and compete. Our credit agreements also require us to maintain our compliance with certain financial covenants and ratios. We have been required on several occasions in the recent past to seek waivers from our lenders to avoid defaulting under certain of our banking covenants relating to maintenance of financial ratios. If we fail to comply with any of such financial covenants or ratios, or otherwise default under our credit agreements, and if the lenders elect to not waive such defaults, they could:

•	accelerate and declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

•	terminate their commitments, if any, to make further extensions of credit to us.

In the event that amounts due under our credit agreements are declared immediately payable, we may not have, or be able to obtain, sufficient funds to make such accelerated payments.

Our product lines may be subject to increased or intense competition, and if our competitors develop and commercialize products faster than we do, or commercialize products that are superior to our products, our commercial opportunities will be reduced or eliminated.

The extent to which any of our products achieve market acceptance will depend in large part on competitive factors, many of which are beyond our control. Competition in our markets is intense and has been accentuated by the rapid pace of technological development. Our competitors include large fully-integrated electronics companies. We may not be able to develop, fund or invest in one or more of our product lines to the same degree as our competitors, or we may not be able to do so in a timely manner or at all. Many of these competing entities have substantially greater research and development capabilities and financial, manufacturing, technological, marketing and sales resources than we have, as well as more experience in research and development, product testing, manufacturing, marketing and sales. These organizations also compete with us to:

•	secure business partners for collaborations or joint ventures;

•	license their proprietary technology that is competitive with our technology; and

•	attract and hire highly skilled scientific personnel.

Our competitors may succeed in developing and commercializing products earlier than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technology obsolete or non-competitive. If we cannot successfully compete with new or existing products, our sales and revenue will suffer and we may never become profitable.

Risks Related to Our Industry

Unfavorable economic conditions in the U.S. and abroad may adversely affect our OEM customers and prevent us from achieving sales and profit growth.

Many of our new products are components designed to be integrated into new products and systems to be introduced to the marketplace by our OEM customers. Unfavorable economic conditions in 2003 slowed capital spending on U.S. electric utility infrastructure and delayed the introduction of certain new products by our OEM customers. Continued unfavorable economic conditions may adversely affect our ability to market and sell our new products.

A prolonged economic downturn could materially harm our business.

Any negative trends in the general economy, including trends resulting from actual or threatened military action by the United States and threats of terrorist attacks on the United States and abroad, could cause a decrease in capital spending in many of the markets we serve. In particular, a downward cycle affecting the technology, automotive and industrial, and military and aerospace markets would likely result in a reduction in demand for our products. In addition, if our customers’ own markets and financial performance decline, we may not be able to collect outstanding amounts due to us. Any of these circumstances could harm our consolidated financial position, results of operations and cash flows.

We could be affected by government regulation and other legal uncertainties.

We manufacture our products in the United States and Europe, and sell our products and purchase parts, components and sub-assemblies in a number of countries. We are therefore subject to various significant international, federal, state and local regulations, including but not limited to import/export regulations. These regulations are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by us to comply with applicable government regulations could also result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in those industries in marketing our products.

Risks Related to This Offering and our Capital Structure

Our stock price may be volatile in the future.

The market price of our common stock fluctuates significantly. The stock price could fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

•	historically low trading volume in our stock;

•	announcements of developments related to our business;

•	announcements of technological innovations or new products or enhancements by us or our competitors;

•	sales by competitors, including sales to our customers;

•	sales of common stock into the public market, including by directors and members of management;

•	material developments in our relationships with our customers, partners, distributors, and suppliers;

•	shortfalls or changes in revenue, gross margins, earnings or losses, or other financial results that differ from analysts’ expectations;

•	regulatory developments;

•	fluctuations in results of operations;

•	trends in the seasonality of our sales; and

•	general conditions in our market or the markets served by our customers.

In addition, in recent years the stock market in general and the market for shares of technology stocks in particular have experienced extreme price fluctuations, which have often been due largely to factors other than the operating performance of the affected companies. We cannot ensure that the market price of our common stock will not decline substantially, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our operating performance.

Our common stock experiences limited trading volume.

Our common stock is traded on the Nasdaq National Market. The trading volume of our common stock each day is relatively low. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. We believe that factors such as quarterly fluctuations in financial results, announcements of new technologies impacting our products, announcements by competitors or changes in securities analysts’ recommendations could cause the price of our stock to fluctuate substantially. These fluctuations, as well as general economic conditions such as recessions or higher interest rates, may adversely affect the market price of our common stock.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

We cannot specify with certainty how we will use the net proceeds of this offering. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

Investors in our common stock in this offering will incur immediate substantial dilution in the book value of their investment in our common stock.

The offering price of our common stock is considerably more than the net tangible book value per share of our outstanding common stock. As of June 30, 2004, we had approximately 14.5 million shares of common stock outstanding and a net tangible book value of approximately $21.4 million, or $1.48 per share. Assuming the sale of 1,000,000 shares at an offering price of $9.00 (the closing price of our common stock on August 20, 2004), our pro forma net tangible book value as of June 30, 2004 would have been approximately $30.4 million, or $1.96 per share, with 15.5 million shares outstanding. This represents an immediate dilution of $7.04 per share in pro forma net tangible book value to new investors purchasing shares at the assumed offering price.

Issuance of shares in connection with financing transactions or under stock plans and warrants will dilute current stockholders.

Pursuant to our stock plans, our management is authorized to grant stock awards to our employees, directors and consultants. In addition, from time to time, we may issue warrants to purchase shares of our common stock. Holders of our common stock will incur dilution upon exercise of any outstanding stock awards or warrants. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, further dilution to our existing stockholders will result, and new investors could have rights superior to existing stockholders.

We may be restricted in issuing the Registered Securities under the terms of certain agreements.

Before we may issue certain of the Registered Securities, we will have to obtain the consent or approval of other parties under the terms of our bank credit facility or other agreements to which we are or may become a party. If we cannot obtain such consents or approvals, our ability to engage in a transaction for which we wish to issue such Registered Securities could be impeded or prevented.

Subordination—The right to receive payment on any subordinated debt securities we may issue and the guarantees thereunder will be junior to all of our senior debt and all of the senior debt of our guarantors.

Unless we inform you otherwise in the applicable prospectus supplement, any subordinated debt securities we may issue will be general unsecured obligations, junior in right of payment to all of our existing and future senior debt and to that of each guarantor, including obligations under our bank credit facility. Any subordinated debt securities we issue may not be secured by any of our or the guarantors’ assets, and as such will be effectively subordinated to any secured debt that we or the guarantors have now including all of the borrowings under our bank credit facility, or may incur in the future to the extent of the value of the assets securing that debt.

In the event that Maxwell or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the senior debt and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, before any payment may be made with respect to any subordinated debt securities we issue or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on our debt securities. As a result, holders of our debt securities may receive less, proportionally, than the holders of debt senior to any subordinated debt securities we may issue and the guarantees. The subordination provisions of the documents governing any subordinated debt securities we may issue may also provide that we can make no payment to the holders of any subordinated debt securities during the continuance of payment defaults on our senior debt.

The guarantees may be released under certain circumstances.

Unless we inform you otherwise in the applicable prospectus supplement, any guarantee of a guarantor, if granted, may be released at any time if we sell, exchange or transfer the stock of that guarantor or substantially all of the assets of that guarantor to a non-affiliate. Unless we inform you otherwise in the applicable prospectus supplement, under the indenture governing the debt securities, the net cash proceeds of any asset sale will be required to be applied to the repayment of any indebtedness senior to the debt securities offered hereby or to the purchase of properties and assets for use in our businesses existing on the date of the indenture or reasonably related thereto. Unless we inform you otherwise in the applicable prospectus supplement, any guarantee of any of the guarantors may also be released at such time as such guarantor no longer guarantees any of our other debt.

If debt securities are guaranteed, they may be guaranteed by less than all of our subsidiaries, and your right to receive payments on guaranteed debt securities could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

If debt securities are guaranteed by our subsidiaries, they may be guaranteed by less than all of our subsidiaries. In addition, certain of our subsidiaries are non-operational or currently own no assets. If any non-guarantor subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of guaranteed debt securities will be effectively subordinated to all of the liabilities (including grade credit) of our non-guarantor subsidiaries.

Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of debt securities and require the holders of debt securities to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of debt securities or a related guarantee could be subordinated to our other debts or other debts of a guarantor if, among other things, we or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or we or the guarantor were engaged in a business or transaction for which our or the guarantors’ remaining assets constituted unreasonably small capital, or we or the guarantor intended to incur or believed that we or it would incur, debts beyond our or its ability to pay those debts as they mature. In addition, any payment by us or that guarantor in accordance with its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or if it could not pay its debts as they become due.

We depend in part on the cash flow of our subsidiaries to satisfy our obligations, including obligations under any securities offered by this prospectus.

A significant amount of our operations are conducted through our direct and indirect wholly-owned subsidiaries, certain of which may guarantee the debt securities offered by this prospectus. We are dependent to a significant degree upon the cash flow of our subsidiaries to meet our obligations. Accordingly, our ability to make interest and principal payments when due to holders of any debt securities offered by this prospectus, and our ability to purchase any securities upon a change of control (if the terms of the debt securities require this) will be dependent upon the receipt of sufficient funds from our subsidiaries, which may be restricted by the terms of existing and future senior indebtedness of our subsidiaries, including the terms of existing and future guarantees of our indebtedness given by our subsidiaries. Unless we inform you otherwise in the applicable prospectus supplement, subordinated debt securities and any subsidiary guarantees effectively will be subordinated to all existing and future senior indebtedness and guarantor senior indebtedness and other liabilities and commitments of our non-guarantor subsidiaries.

An active trading market may not develop for any of our debt securities. The trading price of our debt may be volatile.

There is no established trading market for any of our debt securities. Although the purchasers of debt securities may intend to make a market in our debt securities, the purchasers of our debt securities would have no obligation to do so and, if they do so, they may discontinue making a market at any time without notice.

The liquidity of any market for our debt securities will depend upon the number of holders of our debt securities, our performance, the market for similar securities, the interest of securities dealers in making a market in our debt securities and other factors. A liquid trading market may not develop for our debt securities.

The trading price of our debt securities could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts’ recommendations regarding our securities and changes in the market for non-investment grade securities generally. This volatility may adversely affect the market price of our debt securities.

Anti-takeover provisions in our certificate of incorporation and bylaws could prevent certain transactions and could make a takeover more difficult.

Some provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of Maxwell, even if such change in control would be beneficial to our stockholders. We have a staggered board of directors, which means that our directors are divided into three classes. The directors in each class are elected to serve three-year terms. Since the three-year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, our certificate of incorporation contains a “fair price provision” which may require a potential acquirer to obtain the consent of our board to any business combination involving Maxwell.

We have adopted a program under which our stockholders have rights to purchase our stock directly from us at a below-market price if a company or person attempts to buy us without negotiating with the board. This program is intended to encourage a buyer to negotiate with us, but may have the effect of discouraging offers from possible buyers.

The provisions of our certificate of incorporation and bylaws could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving us that some, or a majority, of our stockholders might consider to be in their best interests. This includes offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of our common stock.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the Registered Securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

Pending any specific application, we may initially invest funds in short-term marketable securities, or apply them to the reduction of short-term indebtedness.

We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund our future capital and working capital requirements in excess of internally generated funds.

We have no commitments or agreements to make any acquisitions as of the date of this prospectus or to engage in any other transaction which would result in the issuance of any Registered Securities to any person.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:

	Six Months Ended June 30, 2004		Fiscal Year Ended December 31,							Year Ended July 31, 1999		Five Months Ended December 31, 1999
			2003		2002		2001	2000
Ratio of Earnings to Fixed Charges:	(a	)	(a	)	(a	)	12.66	(a	)	(a	)	(a	)

(a)	Earnings were inadequate to cover fixed charges for the six month period ended June 30, 2004, for three of the past four fiscal years, the year ended July 31, 1999, and the five month period ended December 31, 1999. Additional earnings (in thousands) of $2,303, $7,387, $35,215, $22,558, $2,478 and $9,223 would have been required to cover fixed charges in the six months ended June 30, 2004, in each of fiscal years 2003, 2002, and 2000, in the year ended July 31, 1999, and in the five months ended December 31, 1999, respectively.

Earnings available for fixed charges equals income (loss) from continuing operations before income taxes and minority interest, plus fixed charges, less minority interest in net income (loss) of subsidiaries. Fixed charges consist of interest expense and estimated interest portion of rental expense.

As of the date of this Registration Statement, we have no commitments to issue any Registered Securities. Therefore, for the purposes of this Registration Statement and computation of earnings to fixed charges, the proceeds from the issuance of debt securities are assumed to be utilized for other than reduction or refinancing of debt or other obligations.

DILUTION

Purchasers of our common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of our common stock after this offering. The net tangible book value per share of our common stock is determined by subtracting total liabilities from total tangible assets (defined as total assets less goodwill, other intangible assets, and prepaid pension asset) and dividing the difference by the number of shares of our common stock outstanding on the date the net tangible book value is determined. As of June 30, 2004, we had approximately 14.5 million shares of common stock outstanding and a net tangible book value of $21.4 million, or $1.48 per share. Assuming the sale of 1,000,000 shares at an offering price of $9.00 (the closing price of our common stock on August 20, 2004), our pro forma net tangible book value as of June 30, 2004 would have been approximately $29.8 million, or $1.93 per share, with 15.5 million shares outstanding. This represents an immediate increase in adjusted net tangible book value of $0.45 per share to existing stockholders (after deduction of the estimated underwriting discount and other offering expenses to be paid by the Company) and an immediate dilution of $6.47 per share to new investors purchasing shares at the assumed offering price. The following table illustrates this per share dilution:

Assumed public offering price per share(1)	$9.00

Net tangible book value per share as of June 30, 2004	$1.48

Increase per share attributable to new investors	$0.45

Pro forma net tangible book value per share as adjusted for this offering	$1.93

Dilution per share to new investors	$6.47

(1)	Based on the closing price of our common stock on August 20, 2004.
(2)	As of the date of this Registration Statement, we have no commitments to make any acquisitions or to engage in any other transaction which would result in the issuance of any Registered Securities to any person. Therefore, for the purposes of this Registration Statement, we have assumed that the proceeds attributable to new investors will be utilized for the acquisition of tangible assets, working capital or repayment of existing debt. Additionally, the above dilution calculation does not include an estimate of expenses which may be incurred in connection with any such an offering of securities. As a result, these proceeds result in an increase in net tangible book value.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of our common stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended (the “certificate of incorporation”), and our bylaws, as amended (the “bylaws”).

Common Stock

Our authorized common stock consists of 40,000,000 shares of common stock, $.10 par value. As of August 31, 2004, there were 14,462,411 shares of common stock outstanding, excluding shares issuable upon the exercise of outstanding options to purchase an aggregate of 2,414,432 shares of common stock held by employees, management and directors. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment to all creditors. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are, and the shares being offered hereby will upon issuance and sale be, fully paid and nonassessable.

Rights Plan

On October 22, 1999, our Board declared a dividend of one common share purchase right (a “Right”) for each share of our common stock outstanding of record on November 8, 1999 (the “Record Date”) and for each share of our common stock that shall become outstanding between the Record Date and the expiration date of the Rights. The description and terms of the Rights are set forth in a Rights Agreement dated as of November 5, 1999, amended as of July 5, 2002 (the “Rights Agreement”), between us and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”).

Each Right initially entitles the registered stockholder to purchase from us one share of common stock at a price of $75 per share of common stock, subject to adjustment (the “Purchase Price”); provided, however, that the Rights are not exercisable until the Distribution Date (defined below).

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding shares of common stock or (ii) 10 business days (or such later date as may be determined by action of our Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of our common stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Record Date, by such common stock certificate together with a Summary of Rights to Purchase Shares of Common Stock (“Summary of Rights”).

The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the common stock. Until the Distribution Date (or earlier expiration of the Rights), new common stock certificates issued after the Record Date upon transfer or new issuances of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of common stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the shares of common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right

Certificates”) will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock equal to the result obtained by dividing the Purchase Price of the Right in effect at that time by 50% of the then current per share price of our common stock.

In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) that at the time of such transaction is equal to the result obtained by dividing the Purchase Price of the Right in effect at that time by 50% of the then current market price of a share of common stock of the person with whom we have engaged in the foregoing transaction (or its parent).

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, our Board of Directors may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of common stock at an exchange ratio of one share of common stock per Right.

At any time prior to the time an Acquiring Person becomes such, our Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”) payable, at our option, in cash, shares of common stock or such other form of consideration as our Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

The Rights will expire on October 21, 2009 (the “Final Expiration Date”), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by us, in each case as described above.

The Purchase Price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock, (ii) upon the grant to holders of our common stock of certain rights or warrants to subscribe for or purchase common stock at a price, or securities convertible into common stock with a conversion price, less than the then-current market price of our common stock or (iii) upon the distribution to holders of our common stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in common stock) or of subscription rights or warrants (other than those referred to above).

In addition, the number of outstanding Rights is subject to adjustment in the event of a stock dividend on our common stock payable in shares of common stock or subdivisions, consolidations or combinations of our common stock occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of common stock will be issued, and in lieu thereof an adjustment in cash will be made based on the current market price of our common stock.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The foregoing description of the Rights Plan is a summary. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the Rights Plan, you should refer to the actual provisions of the Rights Agreement, which is incorporated by reference into the Registration Statement that includes this prospectus.

Additional Anti-Takeover Provisions

The provisions of our certificate of incorporation and bylaws having possible “anti-takeover” effects are those that: (i) form a classified Board of Directors with staggered terms of office, eliminate cumulative voting and permit the removal of directors only for cause; (ii) impose supermajority shareholder vote or disinterested director approval requirements in connection with certain mergers, acquisitions and other business combinations, unless specified minimum price and procedural requirements are satisfied in the proposed transaction (a “fair price provision”); (iii) eliminate the right of stockholders to call special stockholders’ meetings and limit their right to take action without a meeting by written consent and (iv) impose supermajority shareholder vote or disinterested director approval requirements for amendments to a number of provisions in our charter documents, including the provisions described in clauses (i) through (iii) above.

In general, the fair price provisions may have the effect of requiring payment in cash for shares of common stock by an acquiror having accumulated 10% or more of the common stock at a price no less than the highest market price of the common stock within a recent date. Such a 10% or more stockholder must also meet certain procedural requirements intended to prevent accumulations of additional stock below the fair price.

Delaware Law

Pre-Emptive Rights

Under Delaware law, a stockholder is not entitled to pre-emptive rights to subscribe for additional issuances of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the certificate of incorporation. Our certificate of incorporation does not provide that our stockholders are entitled to pre-emptive rights.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to that date our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	on or following that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is:

Mellon Investor Services

LLC 85 Challenger Road

Ridgefield Park, New Jersey 07660

(201) 296-4000

DESCRIPTION OF DEBT SECURITIES

General

Subject to compliance with our bank credit facility, we may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities.

Terms

The debt securities will be our unsecured obligations.

The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section “—Ranking of Debt Securities” below.

The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

•	the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	if convertible into shares of our common stock or other securities, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of our common stock or other securities for purposes of conversion;

•	the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

•	the rate(s) (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund (as defined in the applicable indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

•	if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

•	whether the principal of or interest, if any, on the debt securities of the series are to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

•	provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

•	any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

•	whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

•	if exchangeable into another series of debt securities, the terms on which such debt securities are exchangeable; and

•	any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below.

Denomination, Interest, Registration and Transfer

We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•	will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provisions described below.

Merger, Amalgamation, Consolidation or Sale of Assets

We may not (1) consolidate or amalgamate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to us unless:

•	in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

•	in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

If we consolidate with or merge into any other corporation or entity, or convey, transfer or lease all or substantially all of our properties and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for us, and may exercise our rights and powers under the indentures, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

Ranking of Debt Securities

General

We currently conduct a significant amount of our operations through our subsidiaries and our subsidiaries generate a significant amount of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are, and will continue to be, a significant source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior debt securities

The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all of our subsidiaries’ indebtedness.

Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated debt securities

The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due shall be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character shall be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

If any other event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of senior indebtedness gives written notice of the event of default to the trustee (a “default notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on our behalf shall:

•	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

•	acquire any of the subordinated debt securities for cash, property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness shall be, or be made, the basis for commencement of a second blockage period by the representative of such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

The subordinated indentures will not restrict the amount of our or our subsidiaries’ senior indebtedness or other indebtedness. As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

“Senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

•	the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

•	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us) and

•	any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge

Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

•	by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

•	after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

•	in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

•	in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

Such a trust may only be established if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding with respect to us will have occurred and be continuing at any time during the period ending on the 91st day after such date; and

•

we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

•	change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

•	reduce the principal amount of, or the rate of interest on, the debt securities;

•	change the currency of payment of principal of or interest on the debt securities;

•	change the redemption provisions, if any, of any debt securities in any manner adverse to the holders of such series of debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

•	in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

•	in the case of any convertible debt securities, adversely affect the right to convert the debt securities into common shares or preference shares in accordance with the provisions of the applicable indenture.

Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

•	without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security; and

•	only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstance, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect.

•	to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or guarantees of such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

•	to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act or any requirement of the Commission in connection with the qualification of the applicable indenture under the Trust Indenture Act; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

The following events are “events of default” with respect to any series of debt securities we may issue:

•	failure to pay interest on any debt securities of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund installment);

•	failure to perform any other agreement contained in the debt securities of such series or the indenture relating to such series (other than an agreement relating solely to another series of debt securities) for 60 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us.

Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

The trustee under such indenture shall, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We shall certify to the trustee quarterly as to whether any default exists.

In the case of an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

The terms and conditions, if any, upon which the debt securities of any series will be convertible into common shares or preference shares or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities.

The Trustee

We will choose appropriate banks or trust companies to serve as the trustee for each series of debt securities. The trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee shall exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the “depository”) identified in the prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the Commission.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

DESCRIPTION OF GUARANTEES

Certain of our subsidiaries may guarantee our obligations relating to our debt securities issued under this prospectus.

The specific terms and provisions of each guarantee, including any provisions relating to the subordination of any guarantee, will be described in the applicable prospectus supplement. The obligations of each guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, any debt securities or junior subordinated debentures. Warrants may be issued independently or together with shares of our common stock, any debt securities or junior subordinated debentures, offered by any prospectus supplement and may be attached to or separate from shares of our common stock, any debt securities or junior subordinated debentures. The warrants will be issued under warrant agreements to be entered into between us and such bank or trust company as is named in the prospectus supplement as warrant agent, relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following description summarizes certain general provisions of the form of warrant agreement to which any prospectus supplement may relate. We will describe the specific terms of any warrants and the extent, if any, to which the general provisions summarized below may apply to any warrants in the prospectus supplement relating to those warrants.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency, currencies or currency units for which warrants may be purchased;

•	the designation, number of shares and terms of our common stock purchasable upon exercise of the common stock warrants and the price at which our shares of common stock may be purchased upon such exercise;

•	the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities or junior subordinated debentures purchasable upon exercise of the debt warrants and the price at which the debt securities or junior subordinated debentures may be purchased upon such exercise;

•	if applicable, the designation and terms of our common stock, the debt securities or junior subordinated debentures, with which the warrants are issued and the number of warrants issued with each share of common stock, debt security or junior subordinated debenture upon such exercise;

•	if applicable, the date on and after which the warrants and the related common stock, debt securities or junior subordinated debentures, will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise of the warrants, including the right to receive payments of dividends, if any, on our common stock purchasable upon the exercise or to exercise any applicable right to vote or to receive payments of principal of, any premium on, or any interest on, the debt securities or junior subordinated debentures purchasable upon the exercise or to enforce the covenants in the indenture. If we maintain the ability to reduce the exercise price of any stock warrant and the right is triggered, we will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a number of shares of our common stock or a principal amount of debt securities or junior subordinated debentures at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which we may extend the expiration date, any unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of our common stock, the debt securities or junior subordinated debentures purchasable upon exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver shares of our common stock, the debt securities or junior subordinated debentures purchasable upon exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of our common stock purchasable upon the exercise of each stock warrant may be adjusted to account for certain circumstances, including the issuance of a stock dividend to holders of our common stock, or a combination, subdivision or reclassification of our common stock. In lieu of adjusting the number of shares of our common stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon the exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of holding stock warrants, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of Maxwell’s directors or any other matter, or to exercise any rights whatsoever as stockholders.

PLAN OF DISTRIBUTION

We may sell the Registered Securities:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of the foregoing methods of sale.

A prospectus supplement will set forth the terms of the offering of the Registered Securities offered thereby, including the name or names of any underwriters, the purchase price of the Registered Securities, and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which our common stock or other Registered Securities may be listed. Only underwriters so named in such prospectus supplement are deemed to be underwriters in connection with the Registered Securities offered thereby.

We may distribute the Registered Securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the Registration Statement of which this prospectus forms a part, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company, in the ordinary course of business.

LEGAL MATTERS

The law firm of Foley & Lardner LLP will pass upon certain legal matters relating to the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements and the related financial statement schedule, Schedule II, Valuation and Qualifying Accounts, incorporated by reference in this prospectus from Maxwell’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The 2002 and 2001 consolidated financial statements and schedule of Maxwell Technologies, Inc. appearing in Maxwell Technologies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the Commission. We file reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. We electronically file reports, proxy and information statements, and other information with the Commission. The Commission maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “MXWL”. We maintain a website at http://www.maxwell.com.

INFORMATION WE ARE INCORPORATING BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus certain information which we file with the Commission. This means we can fulfill our obligations to provide you with certain important information by referring you to other documents which we have filed with the Commission. The information which is incorporated by reference is an important part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. The information we file with the Commission later will automatically update and supercede the present information.

•	Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004 and amended by Form 10-Q/A filed on May 21, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 9, 2004;

•	Current Reports on Form 8-K filed on January 15, 2004; March 16, 2004; March 30, 2004 (as amended by Form 8-K/A on March 31, 2004 and April 5, 2004); March 31, 2004 (as amended by Form 8-K/A on May 14, 2004 and May 21, 2004); April 26, 2004; April 29, 2004; May 11, 2004 and July 28, 2004; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-10964) filed on March 8, 1983, including any amendments or reports filed for the purpose of updating that description.

All documents which we file under Section 13(a), 13(c), 14 or 15(d) of the Securites Exchange Act of 1934 between the date of this prospectus and the termination of the offering shall be deemed to be incorporated by reference into this prospectus. We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus but which is not delivered with this prospectus.

You may request a copy of these filings at no cost, other than exhibits unless those exhibits are specifically incorporated by reference herein, by writing to or telephoning us at the following address:

Maxwell Technologies, Inc.

Attention: Corporate Secretary

9244 Balboa Avenue

San Diego, California 92123

(858) 503-3300

This prospectus is part of a registration statement we filed with the Commission. It does not include all of the information that is in the Registration Statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Maxwell Technologies, Inc. or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, securities in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Maxwell Technologies, Inc after the date of this prospectus.

$16,500,000

MAXWELL TECHNOLOGIES, INC.

COMMON STOCK

DEBT SECURITIES

WARRANTS

PROSPECTUS

October 28, 2004